Exhibit 10.52

OFFICE LEASE AGREEMENT

BY AND BETWEEN

RFP LINCOLN 293, LLC

AND

VALERITAS, INC.

DATED : May 10, 2017

LEASE

This Lease, by and between Landlord and Tenant (as defined below), relates to the space in the building (the “ Building ”) located at 293 Boston Post Road, Marlborough, Massachusetts and known as Boston Post Road Corporate Center. The term “ Lot ” shall mean the parcel of land on which the Building is located, known as Block 77, Lot 11on the Marlborough Tax Map; and the term “ Property ” shall mean the Lot and all improvements thereon from time to time, including the Building.

The parties to this instrument hereby agree with each other as follows:

ARTICLE I
SUMMARY OF BASIC LEASE PROVISIONS

1.1      INTRODUCTION

As further supplemented in the balance of this instrument and its Exhibits, the following sets forth the basic terms of this Lease, and, where appropriate, constitutes definitions of certain terms used in this Lease.

1.2      BASIC DATA

Date:	May 10, 2017.
Landlord:	RFP LINCOLN 293, LLC, a Massachusetts limited liability company
Present Mailing Address of Landlord:	RFP LINCOLN 293, LLC 225 Franklin Street Boston, Massachusetts 02110 Attention: Sean V. Chrisom, Senior Vice President
Payment Address:	LPC Commercial Services, Inc. 225 Franklin Street Boston, Massachusetts 02110 Attention: Sean V. Chrisom, Senior Vice President
Managing Agent:	LPC Commercial Services, Inc. 225 Franklin Street Boston, Massachusetts 02110 Attention: Scott A. Brown, Senior Vice President
Tenant:	Valeritas, Inc., a Delaware corporation
Present Mailing Address of Tenant:	Valeritas, Inc. 800 Boston Turnpike Shrewsbury, Massachusetts 01545 Attention: Scott Huie, VP, RA/QA & Compliance
Mailing Address of Tenant after Tenant takes occupancy of the Premises:	Valeritas, Inc. 293 Boston Post Road Marlborough, Massachusetts 01752 Attention: Scott Huie, VP, RA/QA & Compliance
Premises:

An area containing approximately 10,203 rentable square feet of space Premises (based upon actual square footage Premises plus an “add-on” factor of 1.175%), located on the third floor of the Building (the “ Third Floor Space ”), as shown on Exhibit A-1 attached hereto. Also included within the Premises is an area containing approximately 4,968 rentable square feet (based upon actual square footage Premises plus an “add-on” factor of 1.175%) on the lower level of the Building (the “ Lower Level Space ” and when referenced herein together with the Third Floor Space, the “ Premises ”), as shown on Exhibit A-2 attached hereto.

Lease Term:	Seventy-six (76) months commencing on the Term Commencement Date.
Term Commencement Date:

Substantial completion of Landlord’s Work, and Landlord has given Tenant at least five (5) business days prior notice thereof. The anticipated Term Commencement Date is October 15, 2017 (see Section 3.7 as to this “ Outside Date ”)

Base Rent:

1.     Third Floor Space

Lease Year* or Monthly Period	Annual Base Rent	Per Square Foot	Monthly Rent

Months 1-4:	$***	N/A	N/A
Months 5-12:	$148,000.00*	$18.50*	$12,333.33*
Months 13-24	$196,407.75	$19.25	$16,367.31
Months 25-36	$204,060.00	$20.00	$17,005.00
Months 37-48	$211,712.25	$20.75	$17,642.69
Months 49-60	$219,364.50	$21.50	$18,280.38
Months 61-76	$227,016.75	$22.25	$18,918.06

2.     Lower Level Space

Lease Year** or Monthly Period	Annual Base Rent	Per Square Foot	Monthly Rent

Months 1-4:	$***	N/A	N/A
Months 5-12:	$34,776.00	$7.00	$2,898.00
Months 13-24	$36,018.00	$7.25	$3,001.50
Months 25-36	$37,260.00	$7.50	$3,105.00
Months 37-48	$38,502.00	$7.75	$3,208.50
Months 49-60	$39,744.00	$8.00	$3,312.00
Months 61-76	$40,986.00	$8.25	$3,415.50

*For months 5-12 of the initial Lease Year, the monthly Base Rent on a one-time basis shall be hypothetically based upon 8,000.00 rentable square feet and applying the applicable per square foot pricing.

**For the purposes of this Lease, “ Lease Year ” shall be defined as each successive 12-month period included in whole or in part in the Lease Term; the first Lease Year beginning on the Term Commencement Date and ending at midnight on the day before the first anniversary of the Term Commencement Date. Base Rent for any partial calendar month at the beginning or the end of the Term shall be appropriately prorated.

***   Free Rent : Notwithstanding the stated Base Rent set forth above or any other term or provision contained in this Lease to the contrary, so long as Tenant is not in default under this Lease beyond any applicable notice, if any, and the expiration of any applicable cure period during the Free Rent Period (as defined below), Tenant shall be entitled to an abatement of the monthly installment of Base Rent (but remain liable for any other applicable charges due hereunder, if any, including Additional Rent and electricity costs), or so-called “free rent” period, equal to the first full four (4) calendar months of the Lease Term (“ Free Rent Period ”).

Security Deposit Amount:

The Security Deposit shall initially be $94,138.13 as subject to the following reductions:

(i)       so long as no Default of Tenant is then occurring on the three (3) year anniversary of the last day of the Free Rent Period, the Security Deposit on the third anniversary of the calendar month following Tenant’s commencement of paying Rent hereunder shall be reduced to $18,627.63, with such amount being returned to Tenant, with such balance remaining as the Security Deposit for the balance of the following twelve (12) month period of the Lease Term;

(ii)      so long as no Default of Tenant is then occurring on the four (4) year anniversary of the last day of the Free Rent Period, the Security Deposit on the fourth anniversary of the calendar month following Tenant’s commencement of paying Rent hereunder shall be reduced by an additional $18,627.63, with such amount being returned to Tenant, with such balance remaining as the Security Deposit for the balance of the next twelve (12) month period of the Lease Term; and

(iii)      so long as no Default of Tenant is then occurring on the five (5) year anniversary of the last day of the Free Rent Period, the Security Deposit on the fifth anniversary of the calendar month following Tenant’s commencement of paying Rent hereunder shall be reduced by an additional $18,627.63, with such amount being returned to Tenant, with such balance remaining as the Security Deposit for the balance of the Lease Term.

(iv)      The Security Deposit shall otherwise be governed by Section 17.15 of this Lease. Such amounts shall be defined herein as the “ Security Deposit Amount .”

Guarantor:	N/A
Permitted Use:

General office, research and development, manufacturing, laboratory and/or any lawful use incidental thereto, and any other use with the consent of the Landlord, which consent shall not be unreasonably withheld so long as such other use is (i) legal as a matter of right based upon applicable zoning and other governmental regulations, and (ii) consistent with and complimentary to the then-current use(s) of the remaining leased space in the Building.

Tenant’s Proportionate Share:

8.49% based upon the rentable square feet of the Premises (including both the Third Floor Space and the Lower Level Space) based upon actual square footage Premises plus an “add-on” factor of 1.175% with respect to the Premises) and total rentable Building square footage of approximately 178,697 square feet. Tenant’s Proportionate Share may be adjusted by Landlord from time to time in the event of any increase or decrease in the total square footage of rentable floor area contained within the Premises and/or the Building, based upon the square footage of rentable floor area contained within the Premises as compared to the square footage of rentable floor area contained within the Building, as it may be physically increased or decreased from time to time.

Base Tax Amount:	The Taxes (as defined in Section 4.2(a)) assessed for fiscal tax year 2018 (i.e., July 1, 2017 – June 30, 2018), i.e., the “ Base Tax Year .”
Base Operating Costs:	The Operating Costs (as defined in Section 4.3) for calendar year 2017, i.e., the “ Base Operating Year .”
Parking and Loading Dock:	Consistent with Section 2.2 of this Lease, Tenant shall be granted the right to use 42 parking spaces in the parking areas serving the Building, on a non-exclusive, “as available” basis.
Broker(s):	LPC Commercial Services, Inc. 225 Franklin Street Boston, MA 02110 Attn: Tim Latham
Cushman & Wakefield U.S., Inc. 225 Franklin Street Boston, MA 02110 Attn: Paul Leone
Landlord’s Construction Representative:	LPC Commercial Services, Inc. 225 Franklin Street Boston, MA 02110
Tenant’s Construction Representative:	Valeritas, Inc. 800 Boston Turnpike Shrewsbury, Massachusetts 01545 Attention: Scott Huie, VP, RA/QA & Compliance

1.3 ENUMERATION OF EXHIBITS

Exhibit A-1:        Plan showing the Third Floor Space

Exhibit A-2:        Plan showing Lower Level Space

Exhibit B:        Intentionally Deleted

Exhibit C:        Rules and Regulations

Exhibit D:        Legal Holidays Observed by Building

Exhibit E:        Cleaning Specifications

ARTICLE II
DESCRIPTION OF PREMISES AND APPURTENANT RIGHTS

2.1      LOCATION OF PREMISES

The Landlord hereby leases to Tenant, and Tenant hereby accepts from Landlord, the Premises identified on Exhibits A-1 and A-2 in the Building, subject to the terms and conditions of this Lease. Nothing in Exhibit A shall be treated as a representation that the Premises or the Building shall be precisely of the area, dimensions, or shapes as shown, it being the intention of the parties only to show diagrammatically, rather than precisely, on Exhibits A-1 and A-2 the layout of the Premises and the Building. However, for the purposes of this Lease the rentable square footage of (i) the Third Floor Space will be 10,203, (ii) the Lower Level Space will be 4,968, and (iii) the Building will be 178,697 and not subject to re-measurement during the initial or any renewal term of this Lease.

2.2      APPURTENANT RIGHTS AND RESERVATIONS

Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto the common facilities included in the Building or the Lot, including common walkways, driveways, lobbies, hallways, ramps, elevators and stairways and the cafeteria and exercise room in the Building. Such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord by suitable notice, and to the right of Landlord to designate and to change from time to time the areas and facilities so to be used, provided that any such change shall not materially adversely affect Tenant’s access to and use of the Premises. Tenant shall be afforded the non-exclusive right to use up to 52 parking spaces within the parking areas based on a parking ratio of 3.4 spaces per 1,000 rentable square feet of the Premises. Nothing contained in the Lease shall prohibit or otherwise restrict Landlord from changing, from time to time, without notice to Tenant, the layout or type of such parking areas, provided that Landlord shall not reduce the number of parking spaces available for Tenants’ use and provided that such changed layout or type of spaces shall be at least as convenient to the Building as currently configured. Subject to reasonable rules from time to time made by Landlord of which Tenant is given notice, Tenant shall have the right, in common with all other tenants of the Building, to use such parking areas, without charge through the Lease Term, on a first-come, first-served basis up to the number of Tenant’s parking spaces set forth in Section 1.2. Landlord shall uniformly and diligently enforce the parking requirements of each tenant’s lease.

Not included in the Premises are the roof or ceiling, the floor and all perimeter walls of the space identified in Exhibit A, except the inner surfaces thereof and the perimeter doors and windows (excluding exterior windows). The Landlord reserves the right to install, use, maintain, repair and replace in the Premises (but in such manner as not unreasonably to interfere with Tenant’s use of the Premises) utility lines, shafts, pipes, and the like, in, over and upon the Premises, provided that the same are located above the dropped ceiling (or, if there is no dropped ceiling, then within three (3) feet of the roof and/or floor deck), below the floor surfaces or tight against demising walls or columns.

Landlord agrees to repair any damage to the Premises caused by the installation of any such items. Such utility lines, shafts, pipes and the like shall not be deemed part of the Premises under this Lease. The Landlord also reserves the right to alter or relocate any common facility, so long as the cafeteria and fitness center remain in the Building, and to change the lines of the Building parking lot.

2.3      RIGHT OF FIRST OFFER

Provided no Default of Tenant (as defined in Article XIV) has occurred and is continuing beyond any applicable notice and cure period at the time Tenant elects to exercise its rights hereunder, Tenant shall have the one-time right from and after the date of this Lease through the entire Lease Term (as may be extended hereunder) of first offer to lease any space contiguous to the Premises on the third floor of the Building that becomes available for occupancy (the “ Available Space ”), subject to and in accordance with the terms and conditions set forth in this Section 2.3 and any rights of then-existing tenants of such Available Space. If at any time from and after the date of this Lease through the remaining Term of this Lease (as may be extended hereunder) there shall be any Available Space, Landlord shall notify Tenant thereof in writing (“ Landlord’s Available Space Notice ”), which notice shall include the anticipated date upon which such Available Space shall be available for occupancy by Tenant along with a floor plan showing the approximate rentable square footage thereof as reasonably determined by Landlord. Tenant shall have the right to lease all or a portion of such Available Space only by giving written notice to Landlord within thirty (30) days after Tenant receives Landlord’s Available Space Notice, time being of the essence. If Tenant so elects to lease all or a portion of the Available Space, such Available Space shall be leased upon the same terms and conditions contained in this Lease, and the term shall expire on the same date as the existing Lease, except that: the Base Rent for such space shall be equal to then-current Base Rent (on a per rentable square foot basis) payable under this Lease for the Premises; provided, however, with respect to the applicable Available Space, the base year for operating expense escalation shall be the first full calendar year following Tenant’s occupancy of the applicable Available Space and for real estate tax escalation shall be the first full fiscal year following Tenant’s occupancy of the applicable Available Space, and, subject to the foregoing, the applicable Available Space shall be and become part of the Premises hereunder upon the delivery of such Available Space to Tenant. Landlord shall deliver exclusive, broom clean possession of such Available Space to Tenant with the heating, ventilating and air conditioning (HVAC), electrical, plumbing, mechanical and fire/life safety systems serving the Available Space in good working order. It is understood and agreed that the applicable Available Space shall otherwise be leased by Tenant in its then “as is”, “where-is” condition, without warranty or representation by Landlord and Landlord shall have no obligation to complete any work to prepare the Available Space for Tenant’s use and occupancy. Following such election by Tenant, and effective as of the delivery of the applicable Available Space and for the balance of the Term and any extension thereof: (a) the “Premises”, as used in this Lease, shall include the applicable Available Space; (b) the rentable square feet of the Premises shall be increased to include the rentable square footage of the applicable Available

Space; (c) the annual Base Rent shall equal the sum of the Base Rent provided for in this Lease plus the Base Rent for the applicable Available Space as determined as set forth herein; (d) Tenant shall have the right to use up to an additional 3.4 parking spaces per 1,000 rentable square feet of the Available Space, without charge; and (e) “Tenant’s Proportionate Share”, solely for the applicable Available Space, shall be a percentage computed in the manner set forth in Section 1.2 of this Lease with the rentable square footage of the applicable Available Space. To confirm the inclusion of the Available Space as set forth above, Landlord shall prepare, and Landlord and Tenant shall promptly execute and deliver, an Amendment to Lease reflecting the foregoing terms and incorporation of any Available Space. Landlord agrees to use reasonable efforts to remove any hold over occupant of the Available Space and to otherwise obtain possession of the Available Space, including, without limitation, the institution and diligent prosecution of hold-over proceedings. Notwithstanding anything to the contrary set forth in this Section 2.3, if for any reason Landlord fails to deliver the Available Space to Tenant within ninety (90) days after the date stated in Landlord’s Available Space Notice upon which the Available Space will be available for occupancy by Tenant, Tenant shall have the right to terminate its acceptance of Landlord’s offer of the Available Space and shall be relieved of any obligation to lease the Available Space pursuant to this Section 2.3. For the purposes hereof, space shall be deemed “ available for occupancy ” when any lease or occupancy agreement (including extension periods) has expired or is due to expire within six (6) months, or Landlord has elected not to renew the lease of the present tenant, and any prior options, rights or rights to lease with respect to such Available Space in effect as of the date of this Lease have expired or been waived and Landlord is free to lease such space to third parties without restriction.

If Tenant fails to timely exercise any of its rights hereunder, the right(s) granted hereunder as to the applicable Available Space shall be deemed waived for all purposes, and Landlord may lease the applicable Available Space to any party and upon any terms free of any rights of Tenant.

Tenant understands that its rights under this Section are and shall be subject and subordinate to the following rights of first offer granted to other tenants of the Building having space on the third floor of the Building prior to the date of execution and delivery of this Lease:

Vasco Data Security – currently tenant in Suite 340

FC USA, Inc. – currently tenant in Suite 301

ARTICLE III
TERM OF LEASE: CONDITION OF PREMISES

3.1      TERM OF LEASE

The term of this Lease shall be the period specified in Section 1.2 hereof as the “Lease Term” commencing on the Term Commencement Date and terminating the last day of the seventy-sixth (76 th ) calendar month thereafter (the “ Lease Term ”)(plus any partial calendar month if the Term Commencement Date occurs on any other day other than the first day of a calendar month), unless the Lease Term is extended under Section 3.2 below or terminated early pursuant to the terms hereof, including such rights afforded Landlord under Article XIV.

3.2      EXTENSION OPTION

Tenant may elect to extend the term of this Lease for one (1) sixty (60) month period with respect to the entire Premises or the Third Floor Space only (the “ Extension Term ”), by giving Landlord notice of such election no later than nine (9) months before the expiration of the Lease Term, provided Tenant is not in default hereunder beyond applicable notice and cure periods, both on the date such notice is given and on the commencement date of the Extension Term. Such extension shall be upon the same terms, covenants, and conditions contained in this Lease except that (a) Tenant shall have no further right to extend the Lease Term past this 60 month Extension Term, (b) there shall be no free rent period with respect to the Extension Term (except as otherwise provided in the determination of the Fair Market Rental Value), and (c) the Base Rent for the Extension Term shall be at a rate equal to the Fair Market Rental Value therefore determined as set forth in Section 4.5 below (including the application of updated Base Years for Operating Costs and Taxes).

3.3      CONDITION OF PREMISES

Except as otherwise expressly provided in this Lease, Tenant is leasing the Premises in “as is, where is” condition with all faults and without representation or warranty by Landlord of any kind or nature, express or implied in fact or in law by Landlord and without recourse to Landlord as to the nature, condition or usability thereof. With the exception of the Landlord’s Work, Tenant, at its sole cost, expense and risk, shall perform and make any alterations, improvements or installations in the Premises which are necessary for Tenant’s use and/or occupancy of the Premises. Notwithstanding the above, in addition to Landlord’s Work, Landlord, at its expense, shall deliver the Premises on the Term Commencement Date (i) free from asbestos-containing materials and any other materials recognized by law to be "hazardous" or "toxic," and (ii) otherwise in compliance with all applicable laws and codes, (iii) with the heating, ventilating and air conditioning (HVAC), electrical, plumbing, mechanical and fire/life safety systems serving the Premises in good working order, and (iv) vacant, free from personal property and with all wire fencing in the Lower Level Premises removed. Notwithstanding the foregoing, nothing under this Section 3.3 shall obligate Landlord to install prior to delivery of the Premises any heating, ventilating, air conditioning, electrical, plumbing, mechanical and fire/life safety systems in the Lower Level Premises to the extent not installed as of such delivery date but rather are within the scope of Landlord’s Work.

3.4      EARLY POSSESSION

Provided that (a) Tenant does not interfere with or delay the completion by Landlord or its agents or contractors of the Landlord’s Work, and (b) Tenant has timely paid all amounts due as the Tenant’s Share of the Landlord’s Work Costs, Tenant shall have the right to enter the Premises up to thirty (30) days prior to the Term Commencement Date for the purpose of installing equipment, furniture, wiring and establishing general operations. Tenant shall be liable for any damages or delays caused by Tenant’s activities at the Premises. Provided that Tenant has not begun operating its business from the Premises, and subject to all of the terms and conditions of the Lease (other than the obligation to pay Rent), the foregoing activity shall not constitute the delivery of possession of the Premises to Tenant and the Lease term shall not commence as a result of said activities. Prior to entering the Premises, Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord. Tenant shall coordinate such entry with Landlord’s Building manager, and such entry shall be made in compliance with all terms and conditions of this Lease and the Rules and Regulations attached hereto as Exhibit C.

3.5      LANDLORD’S WORK.

(a)      No later than the Effective Date, Landlord shall cause to be delivered to Tenant for Tenant’s review (or otherwise make available to Tenant in the plan room located in the lower level of the Building) all construction and mechanical engineering plans and documents (both those in hard copy and CAD) in Landlord’s possession in order for Tenant’s architect to review and complete the Tenant fitout planning for Landlord’s Work for the Premises containing sufficient detail in order for Landlord (or the Approved Contractor) to obtain all applicable permits and governmental approvals and otherwise consistent with the Landlord’s Work (the “ Construction Drawings”) . Landlord represents to Tenant it has provided to Tenant a full set of CAD drawings for the third floor of the Building and hard copy plans for the remainder of the Building, but otherwise cannot assure Tenant or its architect that it can provide further existing architectural or mechanic plans for the Building that Tenant or its architect may require. Tenant shall cause to be delivered to Landlord on or before June 15, 2017 the Construction Drawings for Landlord’s approval, which approval of Landlord shall not be unreasonably withheld, conditioned or delayed and will be granted or withheld within five (5) days after Tenant’s delivery of same to Landlord. If Landlord disapproves the proposed Construction Drawings, Landlord shall specify the basis for such disapproval in reasonable detail, and Tenant will cause its architect to revise the Construction Drawings to address such deficiencies and promptly submit the same to Landlord. The scope of Landlord’s review of any such revised Construction Drawings will be limited to Tenant’s architect’s correction of the items specified by Landlord in Landlord’s notice of disapproval. Landlord will notify Tenant of Landlord’s approval or disapproval of such revised Construction Drawings within five (5) days following receipt of same, and this process shall continue until Landlord has approved the Construction Drawings (with such approved Construction Drawings constituting the “ Approved Construction Drawings ”). Landlord and Tenant confirm and agree that the Approved Constructing Drawings shall be fully approved by July 1, 2017 in order to allow the parties sufficient time to timely approve the Landlord’s Approved Contractor and complete Landlord’s Work in accordance with this Lease.

(b)      As set forth in the prior paragraph (a), Landlord and Tenant shall on or before July 1, 2017 agree upon the work to be done within the Premises as shown on the Approved Construction Drawings by the Landlord (by and through the Approved Contractor) prior to the Term Commencement Date (the “ Landlord’s Work ”) pursuant to the Approved Construction Drawings. Tenant shall have the right, as part of Landlord’s Work, to install in the Premises and thereafter maintain and operate its own heating, ventilating, and/or air-conditioning units to provide heating, ventilating and cooling to the Premises, including without limitation, equipment and support structures in a portion of the Building or Land outside the Premises as requested by Tenant and reasonably approved by Landlord (collectively, the “ Supplemental HVAC ”), which Supplemental HVAC shall be subject to Landlord’s reasonable approval, as more particularly described in Section 3.5(a) hereof. Landlord and Tenant agree to mutually cooperate with one another in finalizing the Landlord’s Work schedule. The portion of the cost of Landlord's Work in the amount of the Tenant’s Share of the Landlord’s Work Costs shall be borne by Tenant, with the balance borne and paid for entirely by Landlord, as more fully set forth below in Section 3.6. The Landlord's Work shall be performed by Landlord's Approved Contractor to be selected in accordance with this Lease and the cost of Landlord's Work shall include, without limiting the generality of the foregoing, (a) the entire cost of demolishing the existing improvements and building out the Premises in accordance with the Approved Construction Drawings, (b) the cost of all materials and labor related to the Landlord's Work and all permit fees, (c) the cost of full scale architectural and engineering costs in connection therewith (including the cost of Tenant’s architect), (d) a construction management fee payable to Lincoln Property Company (or any affiliated entity) equal to three percent (3%) of the so-called “hard costs” of the Landlord’s Work, and (e) the "Cost of the Work", as defined in AIA Document A111 (1987 Edition) (and also specifically including the cost of the general conditions of the Approved Contractor). Landlord’s Work shall otherwise be performed in a good and workmanlike manner.

Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby agree that Landlord, unless included in Landlord’s Work, shall not be responsible for the construction, relocation or installation of security card readers, office furniture, security systems, internal/external telecommunications, voice and data cabling or other telephone, data and communications equipment (collectively the “ Tenant’s Initial Work ”) nor shall Landlord have any obligation to pay therefore. Tenant shall have the right to install as part of Tenant’s Initial Work its own security system at the entry to and within the Premises.

3.6      TENANT ALLOWANCE; TENANT OBLIGATION TO FUND TENANT’S SHARE OF EXCESS LANDLORD’S WORK COSTS

(a)      Landlord agrees to fund the cost of the Landlord’s Work in an amount not to exceed $357,105.00 (the “ TI Allowance ”), and Tenant (at Landlord’s sole election) shall be liable to pay to the Approved Contractor or Landlord (as first dollars paid under the Approved Contractor’s General Contract (“ General Contract ”) until the balance due under the General Contract equals the TI Allowance) any and all costs of the Landlord’s Work in excess of the TI Allowance (the “ Tenant’s Share of the Landlord’s Work Costs ”). If the total cost of Landlord’s Work is less than the TI Allowance, Tenant shall have the right to allocate such unused portion of the TI Allowance as a monthly credit against Base Rent until fully applied. The Tenant’s Share of the Landlord’s Work Costs, at the Landlord’s sole election and direction, shall either (i) be paid by Tenant directly to the Approved Contractor (who shall be engaged by Landlord), or (ii) be paid to Landlord prior to Landlord having to fund any TI Allowance funds towards the General Contract until such time as the remaining cost of Landlord’s Work is equal to the TI Allowance (taking into account all amounts paid on prior requisitions and upon payment of any pending requisition by the Approved Contractor). Landlord upon request by Tenant shall provide to Tenant sufficient backup and detail (including all executed lien waivers delivered to Landlord and/or Approved Contractor to date for work and materials in place and evidence that Landlord shall fund in full the TI Allowance) to evidence (i) the total cost of the Landlord’s Work to date as requisitioned by and paid by Tenant as provided hereunder, as set forth on standard AIA forms, and (ii) the total remaining costs to complete the Landlord’s Work and the amounts previously funded by Tenant as the Tenant’s Share of the Landlord’s Work Costs. Tenant shall pay the Tenant’s Share of the Landlord’s Work Costs (to either the Approved Contractor or Landlord) within ten (10) business days of written direction by Landlord absent any good faith dispute to be delivered by Tenant to Landlord during such ten (10) business day period (and shall include a detailed basis for such dispute), if at all. If Tenant does have a good faith dispute as to any amounts alleged owed, it shall timely pay all amounts not in dispute to the Landlord or Approved Contractor, as the case may be. The determination as to the payment of any disputed amounts shall be determined by the Landlord’s architect within ten (10) business days of receipt of a copy of such Tenant dispute notice, whose decision in such matters shall be final and binding on the parties. If Tenant fails to timely pay any Tenant’s Share of the Landlord’s Work Costs following such ten (10) business day period absent any good faith dispute, or fails to timely pay such amounts within ten (10) business days of the final determination of Landlord’s architect as to any dispute this failure shall constitute a monetary default under this Lease, and thereafter Landlord may elect to exercise any of it remedies set forth herein relative thereto. In the event that the cost of Landlord’s Work is less than the TI Allowance, Landlord will be reimburse any overpayment made by Tenant of Tenant’s Share of the Landlord’s Work Costs within ten (10) business days of Tenant’s receipt of the confirmation from Landlord, as provided in (i) and (ii) above in this paragraph evidencing Landlord’s Work Costs. If Tenant fails to timely pay the Tenant’s Share of Landlord’s Work Costs, all such amounts due and owing shall accrue at the Lease Interest Rate which interest amounts shall accrue and be paid in addition to the unpaid Tenant’s Share of Landlord Work Costs. Once Landlord is obligated to fund the TI Allowance hereunder, it shall timely pay the Approved Contractor directly all such amounts required in order to pay for completion of Landlord’s Work (subject to any agreed-upon change orders and any associated costs but otherwise on a timely basis in accordance with Landlord’s General Contract with Approved Contractor to complete such work) subject to procurement from the Approved Contractor of all backup and detail (including all executed lien waivers) as required of Approved Contractor under its General Contract with Landlord.

Under no circumstances shall the Landlord have a right to agree to any change order proposed by the Approved Contractor or otherwise agree to increase the cost of the Landlord’s Work resulting in any increase in the Tenant’s Share of Landlord’s Work Costs absent the prior written consent of the Tenant. In the event Landlord and Tenant agree to a change order which increases the cost of the Landlord’s Work, such shall be evidenced by the appropriate AIA form and Tenant shall expressly agree with Landlord to increase the Tenant’s Share of the Landlord’s Work Costs attributable to such General Contract cost increase prior to Landlord being obligated to execute and deliver same or direct the Approved Contractor to modify the scope of the Landlord’s Work accordingly.

3.7      LANDLORD’S AND TENANT INITIAL WORK; DELAYS.

(a)      Subject to any Tenant Delays, Landlord agrees to use due diligence to cause to be completed the Landlord’s Work on or before October 15, 2017 (“ Outside Date ”).  Landlord shall not be required to install any improvements which are not in conformity with the Approved Construction Drawings or which do not comply with applicable law, ordinances or codes. In case of delays due to governmental regulation, unusual scarcity or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control (other than lack of funds), the Outside Date shall be extended for the period of such delays.

(b)      If the Landlord is unable to give possession of the Premises on the Outside Date because the Premises are not substantially complete due to Tenant Delays (as said term is hereinafter defined), the Term Commencement Date (and Outside Date) shall be extended for each day following the date that Landlord could have delivered the Premises (after having substantially completed the Landlord’s Work) but for the Tenant Delay, and Landlord shall otherwise be obligated thereafter to timely deliver the Premises in accordance with this Lease as soon as practicable once Tenant cures such Tenant Delay. In such an event of Tenant Delay, for each day the Outside Date is extended the Free Rent Period shall be shortened. The term “ Tenant Delay ” shall mean any of the following, if applicable: (i) Tenant’s failure to timely pay to the Landlord or Approved Contractor any amount due as the Tenant’s Share of the Landlord’s Work Costs, (ii) Tenant’s failure to deliver the plans and specifications to Landlord, in accordance with any time frames provided by Landlord herein, for the completion of or in performing the Landlord’s Work, including, without limitation, Tenant’s failure to cause the Construction Drawings to be delivered to Landlord by June 15, 2017; or (iii) any delay in achieving substantial completion of Landlord’s Work caused by or related to Tenant’s change orders, requests for change orders or the time involved in processing, authorizing and/or withdrawing requests for change orders or selection of materials or in considering whether to proceed with a change order; (iv) any delay by Tenant in providing its approval of any items, materials or other Landlord’s Work related work or materials; (v) Tenant errors in or incompletion respecting the plans or specifications related thereto; (vi) delays caused by Tenant’s architect (if one is so engaged), or (vii) any other delay in achieving substantial completion caused by Tenant or its employees, agents or contractors(notice of which will be provided by Landlord to Tenant); provided however, there shall be no postponement of the Outside Date or reduction of the Free Rent Period until the date that is two (2) business days after the delivery of such notice by Landlord, unless Tenant cures such Tenant Delay within such two (2) business day period.  In determining the length of any delay related to a Tenant Delay, the cumulative effect of such delay shall apply.

(c)      Subject to Tenant Delays and Force Majeure Events (as defined below) or any other delays beyond Landlord’s reasonable control (other than lack of funds), if Landlord shall be unable to give possession of the Premises on the Outside Date (as same may have been extended as provided herein) because the Landlord’s Work is not substantially completed or because the Premises are not completed and ready for occupancy, and such delay continues past the Outside Date, Tenant have the elective right to do as follows: (i) if the delay continues past December 15, 2017, it may, but is not obligated, to complete the Landlord’s Work, at its sole cost and expense, and following taking possession have the right to credit such amounts against future Base Rent (following any Free Rent Period) due and owing hereunder from the Term Commencement Date, as defined herein, (and shall provide Landlord with written backup documentation as to Tenant’s payment of such costs prior to applying any such Base Rent credit), (ii) if the delay continues past December 15, 2017, it may terminate this Lease effective as of December 15, 2017, by providing written notice to Landlord by December 24, 2017 following which this Lease shall terminate and the Parties shall have no further obligations hereunder, other than to return to Tenant the security deposit and prepaid rent, and except pursuant to those provisions of this Lease which expressly survive the expiration or sooner termination thereof, or (iii) if the delay continues past the Outside Date, it may elect by providing notice to Landlord within five (5) days after the Outside Date to extend the time for completion of Landlord’s Work in which case it shall receive a per diem Base Rent credit for each day substantial completion of Landlord’s Work occurs after the Outside Date, which Base Rent credit shall be in addition to the Free Rent Period but shall not exceed as a cap a Base Rent credit equivalent to a sixty (60) day delay even if such delay is longer than sixty (60) days.  Notwithstanding the foregoing, Tenant shall have no rights under this Section 3.7(c) in the event it has failed to timely pay any Tenant’s Share of the Landlord’s Work Costs unless such failure involves only those unpaid amounts subject to a good faith dispute as contemplated under Section 3.5.

(d)      Following the Tenant’s delivery of the Construction Drawings to Landlord, the Landlord shall competitively bid out the Landlord’s Work to at least three (3) mutually acceptable qualified general contractors (if there are changes to the Construction Drawings before same become the Approved Construction Drawings, such changes shall be addressed as addendum or change order during the bidding process). Tenant shall have the right to include one additional prospective general contractor from whom Landlord shall procure a bid for Landlord’s Work. Following this competitive bidding process, Landlord and Tenant shall work cooperatively with each other in selecting a mutually acceptable and duly qualified general contractor (including without limitation, Tenant’s right to interview the proposed general contractors and determine if the bids are responsive). In the event Landlord and Tenant are unable to agree on a mutually acceptable general contractor despite such efforts, Tenant shall have the final right to select the general contractor (the general contractor finally selected, the “ Approved Contractor ”) with Landlord’s approval, not to be unreasonably, withheld, conditioned or delayed so long as such contractor shall be fully qualified to timely undertake and complete the Landlord’s Work, and be fully and lawfully insured and licensed. Tenant shall, within one (1) week after its receipt of the final bid estimate from the Approved Contractor or the final bid and a detailed statement of the cost of Landlord’s Work, be entitled to approve or disapprove such cost for Landlord’s Work in writing. If Tenant disapproves such cost, Tenant shall meet with Landlord and the Approved Contractor within five (5) days after Landlord’s receipt of Tenant’s disapproval notice to (a) agree upon revisions to the Construction Drawings or Approved Construction Drawings so that the cost of Landlord’s Work shall be reduced to an amount that is either (i) equal to or less than the TI Allowance or (ii) acceptable to Tenant or (b) negotiate with the Approved Contractor for a reduction in the cost of Landlord’s Work. In all cases the Approved Contractor shall be selected and engaged on or before July 15, 2017 in order to afford sufficient time for the timely completion of Landlord’s Work.

(e)      All of the Tenant’s Initial Work shall be coordinated with Landlord’s Work, and any other work being performed by Landlord and in such manner as to maintain harmonious labor relations and not damage the Building or interfere with Building operation and, except for installation of furnishings, shall be performed by contractors or workmen first approved by Landlord, which approval will not be unreasonably withheld.  Except for work by the Approved Contractor, Tenant before Tenant’s Initial Work and/or any Tenant alteration work is started, Tenant shall:  secure all licenses and permits necessary therefore; deliver to Landlord a statement of the names of all its contractors and subcontractors; and cause each contractor to carry workmen’s compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees and commercial general liability insurance and property damage insurance in limits with respect to commercial general insurance, $1,000,000/$2,000,000 and with respect to property damage insurance, $500,000 (all such insurance to be written in companies reasonably approved by Landlord and naming Tenant as insured and naming Landlord, and  Landlord’s mortgagee as additional insureds), and to deliver to Landlord certificates of all such insurance. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises for the Tenant’s Initial Work, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Property and immediately to discharge any such liens (or bond the same off within thirty (30) days after notice of the filing thereof) which may so attach.  Upon completion of Tenant’s Initial Work, Tenant shall promptly deliver to Landlord original lien releases and waivers executed by each contractor, subcontractor, supplier materialmen, architect, engineer or other party which furnished labor, materials or other services in connection with such work and pursuant to which all liens, claims and other rights of such party with respect to labor, material or services furnished in connection with such work are unconditionally released and waived.

(f)      The Landlord’s Work and any other work required of Landlord pursuant to this Section 3 shall be deemed approved by Tenant when Tenant commences occupancy of the Premises for the Permitted Uses, except for any “punch list items” and any latent defects. Promptly upon the receipt of a list of such punch list items, Landlord shall commence and diligently pursue completion of such items and complete same within thirty (30) days of receipt of such punch list items.

(g)      Tenant assumes full and complete responsibility to ensure that Landlord’s Work is adequate to fully meet the needs and requirements of Tenant’s business operations within the Premises and Tenant’s use of the Premises.  Neither the approval by Landlord of the Approved Construction Drawings or any plans, specifications, drawings or other items associated with Landlord’s Work nor Landlord’s performance, supervision or monitoring of the Landlord’s Work shall constitute any warranty or covenant by Landlord to Tenant as to the adequacy of the design for Tenant’s intended use of the Premises.

3.8      GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION.

All construction work required or permitted by this Lease by Tenant and Landlord (including the Approved Contractor) shall be done in a good and workmanlike manner and in compliance with all applicable laws and all ordinances, regulations and orders of governmental authority. Landlord and Tenant may each inspect the work of the other at reasonable times and shall give notice of observed defects.

3.9      CONSTRUCTION REPRESENTATIVES.

Each party authorizes the other to rely in connection with plans and construction upon approval and other actions on the party's behalf by any Construction Representative of the party named in Section 1.2 or any person hereafter designated in substitution or addition by notice to the party relying thereon.

ARTICLE IV
RENT

4.1      RENT PAYMENTS

The Base Rent (at the rates specified in Section 1.2 hereof) and the additional rent or other charges payable pursuant to this Lease shall be payable by Tenant to Landlord at the Payment Address or such other place as Landlord may from time to time designate by notice to Tenant without any demand, counterclaim offset, or deduction whatsoever unless and except as otherwise specifically provided in this Lease.

(a)      Subject to the Free Rent Period during which period Base Rent shall be abated, commencing on the Term Commencement Date, Base Rent and the monthly installments of Tenant’s Proportionate Share of the Tax Excess and Tenant’s Proportionate Share of Operating Costs Excess shall be payable in advance on the first day of each and every calendar month during the term of this Lease. As used in this Lease, the term “ lease year ” shall mean any calendar year or part thereof falling within the Lease Term.

(b)      Base Rent and the monthly installments of Tenant’s Proportionate Share of the Tax Excess and Tenant’s Proportionate Share of Operating Costs Excess for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis based on the number of days in such month and the number of days in such year. Any other charges payable by Tenant on a monthly basis, as hereinafter provided, shall likewise be prorated.

(c)      For purposes herein, Base Rent and the monthly installments of Tenant’s Proportionate Share of the Tax Excess and Tenant’s Proportionate Share of Operating Costs Excess for any partial month, as well as any other charges due by Tenant hereunder, shall be deemed “ Rent .” “ Additional Rent ” or “ additional rent ” consists of all such other sums of money as shall become due from and payable by Tenant to Landlord hereunder other than Base Rent, and, unless another due date is provided for in this Lease with respect thereto, additional rent shall be paid within thirty (30) days after written demand by Landlord, accompanied by invoices substantiating same.

(d)      Rent not paid within ten (10) days of the date due shall bear interest at a rate (the “ Lease Interest Rate ”) equal to the lesser of (i) the so-called prime rate of interest charged from time to time by Bank of America, or its successor, plus two percent (2%) per annum or (ii) the maximum legally permissible rate, from the due date until paid.

(e)      If any Rent or any other payments due hereunder from Tenant are not paid within ten (10) days of the due date thereof, Tenant shall be charged a late fee of $250.00 for each late payment for each month or portion thereof that said payment remains outstanding. Said late fee shall be payable in addition to and not in exclusion of any other remedies of Landlord on account of such late payments, including without limitation the obligation to pay interest on late payments, as provided above.

4.2      REAL ESTATE TAX

(a)      The term “ Taxes ” shall mean all taxes and assessments (including without limitation, assessments for public improvements or benefits) and other charges or fees in the nature of taxes for municipal services which at any time during or in respect of the Lease Term may be assessed, levied, confirmed or imposed on or in respect of, or be a lien upon, the Building and the Lot, or any part thereof, or any rent therefrom or any estate, right, or interest therein, or any occupancy, use, or possession of such property or any part thereof, and ad valorem taxes for any personal property used in connection with the Building or Lot. Taxes shall not include any penalties incurred as a result of Landlord’s non-payment of Taxes or to file any tax or information returns when due. Landlord represents that the Building and the Lot are fully-assessed, and are not subject to any Tax abatements or exemptions or special assessments.

Should the Commonwealth of Massachusetts, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Building, (1) impose a tax, assessment, charge or fee, which Landlord shall be required to pay, by way of substitution for or as a supplement to such Taxes, or (2) impose a tax on rents in substitution for or as a supplement to a tax levied against the Building or the Lot or any part thereof and/or the personal property used in connection with the Building or the Lot or any part thereof, all such taxes, assessments, fees or charges (“ Substitute Taxes ”) shall be deemed to constitute Taxes hereunder, but any such Substitute Taxes shall be computed as if the Building and Land were the only property of Landlord and the rents received by Landlord were the only income of Landlord. Taxes shall also include, in the year paid, all reasonable fees and costs incurred by Landlord in seeking to obtain a reduction of, or a limit on the increase in, any Taxes, regardless of whether any reduction or limitation is obtained. Tenant shall receive a proportionate credit for any such net tax abatements that Landlord receives during the Term, based on Tenant’s Base Tax Year and previous payments. Except as hereinabove provided with regard to Substitute Taxes, Taxes shall not include any inheritance, excise, estate, succession, transfer, gift, franchise, net income or capital stock tax.

The term “ Tax Period ” shall mean the period during the Term during which Taxes are required to be paid under applicable law. Thus, under the law presently in effect in the Commonwealth of Massachusetts, Tax Period means the period from July 1 of a calendar year to June 30 of the subsequent calendar year.

(b)      Commencing on the Tax Period beginning July 1, 2018, in the event that the Taxes during any Tax Period exceed the Base Tax Amount, Tenant shall pay to Landlord, as additional rent, Tenant’s Proportionate Share of such excess (the “ Tax Excess ”). Tenant shall pay to Landlord, together with monthly payments of Base Rent, pro rata monthly installments on account of the projected Tax Excess for each Tax Period reasonably calculated by Landlord from time to time by Landlord with an adjustment made after the close of the Tax Period, to account for actual Tax Excess for such Tax Period. Landlord shall provide Tenant with copies of all tax bills for a Tax Period with any notice or payment requested made under this subsection. If the total of such monthly installments in any Tax Period is greater than Tenant’s Proportionate Share of actual Tax Excess for such Tax Period, Tenant shall be entitled to a credit against Tenant’s rental obligations hereunder in the amount of such difference or, if the Lease Term has expired and Tenant has no outstanding monetary obligations to Landlord, Landlord shall promptly pay such amount to Tenant. If the total of such monthly installments is less than such liability for such Tax Period, Tenant shall pay to Landlord the amount of such difference within thirty (30) days after Tenant receives Landlord’s invoice therefore, together with all supporting and backup documentation relevant thereto.

(c)      If any Taxes, with respect to which Tenant shall have paid Tenant’s Proportionate Share of Tax Excess, shall be adjusted to take into account any abatement or refund, Tenant shall be entitled to a credit against rental obligations hereunder, in the amount of Tenant’s Proportionate Share of such abatement or refund less Landlord’s costs or expenses, including without limitation appraiser’s and attorneys’ fees, of securing such abatement or refund (to the extent such costs were not originally included in Taxes) or, if the Lease Term has expired and Tenant has no outstanding monetary obligations to Landlord, Landlord shall promptly pay such amount to Tenant. Tenant shall not apply for any real estate tax abatement without the prior written consent of Landlord.

(d)      Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, inventory, equipment and all other personal property of Tenant contained in, on, upon or around the Premises or related to Tenant’s use of the Premises. If any of Tenant’s personal property shall be assessed with Landlord’s real or personal property, Tenant shall pay to Landlord the taxes attributable to Tenant within twenty (20) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant’s property.

4.3      TENANT’S SHARE OF OPERATING COSTS

Commencing on January 1, 2018, in the event that the Operating Costs (defined below) during any calendar year during the Lease Term exceed Operating Costs for the Base Operating Year (i.e., the Base Operating Costs), Tenant shall pay to Landlord, as additional rent, Tenant’s Proportionate Share of such excess (the “ Operating Costs Excess ”). Tenant shall pay to Landlord pro rata monthly installments on account of the projected Operating Costs Excess for each Lease calendar year during the Lease Term in amounts reasonably calculated from time to time, but not more than once during the Lease calendar year, by Landlord with an adjustment made after the close of the Lease calendar year, to account for actual Operating Costs Excess for such Lease calendar year. Landlord shall deliver a statement of actual expenses in line-item detail, consistently applied throughout the Lease Term, within ninety (90) days after the close of each Lease calendar Year. If the total of such monthly installments in any Lease calendar year is greater than Tenant’s Proportionate Share of actual Operating Costs Excess for such Lease calendar year, Tenant shall be entitled to a credit against Tenant’s monthly installments on account of projected Operating Costs Excess hereunder in the amount of such difference or, if the Lease Term has expired and Tenant has no outstanding monetary obligations to Landlord, Landlord shall promptly pay such amount to Tenant. If the total of such monthly installments is less than such liability for such Lease calendar year, Tenant shall pay to Landlord the amount of such difference, as additional rent, within thirty (30) days after Tenant receives Landlord’s invoice therefore, together with all supporting and backup documentation relevant thereto.

As used in this Lease, the term “ Operating Costs ” shall mean all costs and expenses incurred by Landlord in connection with the operation, insuring, repair, equipping, maintenance, replacement, management, cleaning and protection (collectively, “the Operation ”) of the Building, the Building heating, ventilating, electrical, plumbing, and other systems and the Lot (collectively, “ the Property ”), including, without limitation, the following:

(1)      All expenses incurred by Landlord or its agents which shall be related to employment of day and night supervisors, janitors, handymen, carpenters, engineers, firemen, mechanics, electricians, plumbers, guards, cleaners and other personnel (including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or its agents pursuant to any collective bargaining agreement), for services in connection with the Operation of the Property, and personnel engaged in supervision of any of the persons mentioned above; provided, however, that the costs of employing personnel who work less than full-time in connection with the Operation of the Property shall be equitably adjusted; (2) The cost of services, materials and supplies furnished or used in the Operation of the Property, including, without limitation, the cost to perform Landlord’s obligations under Sections 8.2 and 9.1 of this Lease; (3) The amounts paid for legal and other professional fees relating to the Operation of the Property, but excluding such fees paid in connection with (x) negotiations for or the enforcement of leases; and (y) seeking abatements of Taxes; (4) Insurance premiums and commercially reasonable deductibles, in Landlord’s good faith determination, to the extent required, including without limitation rental abatement insurance pursuant to Section 11.5 of this Lease and casualty insurance required of Landlord under Section 11.7 of this Lease; (5) Costs for electricity, oil, natural gas, steam, water and other utilities required in the Operation of the Property; (6) Water and sewer use charges within the Building (as limited to domestic use and including other costs and expenses relating to the Building’s sewer or septic system components but excluding all water and sewer use charges resulting from the use of any tenant in any demised premises within the Building); (7) The costs of snow-plowing and removal, landscaping and maintaining and operating irrigation systems; (8) Amounts paid to independent contractors for services, materials and supplies furnished for the Operation of the Property; (9) the cost of operating, replacing, modifying and/or adding improvements or equipment (i) mandated by any law, statute, regulation or directive of any governmental agency first in effect after the date of this Lease and any repairs or removals necessitated thereby, (ii) necessitated by the failure of Building machinery or equipment for which a prudent owner of comparable properties, in accordance with reasonable and customary building management practices, would elect to replace such machinery or equipment instead of repair or (iii) intended to improve the utility, efficiency or capacity of any Building System; (11) the cost of installing intrabuilding networking or related cabling (“ INC ”) and maintaining, repairing, securing and replacing existing INC for use by all tenants in the Building (and excluding such work by Landlord to the extent any INC is serving only a single tenant), (12) payments to independent contractors under service contracts for cleaning, operating, managing, maintaining and repairing the Building and said common areas (which payments may be to affiliates of Landlord); (13)

a Management fee based on a percentage of the gross rentals of the Building; provided, however, that management fees shall not exceed 3% of gross rental income; and (14) all other net expenses incurred in connection with the Operation of the health club, cafeteria facility, or other common amenity therein; provided that any associated revenues (by means of rental payments, membership fees or the like) shall have been first applied in determining any such net expenses. Operating Costs shall also include the Building’s share (as reasonably determined and allocated by Landlord), if any, of: (i) the costs incurred by or attributable to Landlord in operating, maintaining, repairing, insuring and paying real estate taxes upon any common or shared facilities from time to time serving the Lot or Building in common with other buildings or parcels of land, such as any so-called “loop” access roads, retention ponds, sewer and other utility lines, amenities and the like; (ii) shuttle bus service (if and so long as Landlord shall provide the same); (iii) related personnel and the cost of administrative and or service personnel whose duties are not limited solely to the Building and/or the Lot, as allocated to the Building and/or Property by Landlord; and (iv) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to operating, maintaining, repairing, managing, insuring and paying real estate taxes among other buildings or parcels of land; provided, however, as of the date hereof, there are no such Operating Costs described in this sentence being passed along to Building tenants. Operating Costs may be incurred directly or by way of reimbursement, and shall include taxes applicable thereto.

Notwithstanding the foregoing, any costs not enumerated above or otherwise approved by Tenant in writing shall be excluded from Operating Costs, including the following: (i) costs of curing design or construction defects; (ii) depreciation; (iii) interest and principal payments on mortgages and other debt costs and ground lease payments, if any, and any penalties assessed as a result of Landlord’s late payments of such amounts; (iv) real estate broker leasing commissions or compensation; (v) any cost or expenditure (or portion thereof) for which Landlord is reimbursed, whether by insurance proceeds or otherwise; (vi) attorneys’ fees, costs, disbursements, advertising and marketing and other expenses incurred in connection with the negotiation and/or enforcement of leases with current and prospective tenants of the Building; (vii) rent for space which is not actually used by Landlord in connection with the management and operation of the Building; (viii) all costs or expense (including fines, penalties and legal fees) incurred due to the violation by Landlord, its employees, agents, contractors or assigns of the terms and conditions of the Lease, or any valid applicable building code, governmental rule, regulation or law, (ix) except for the above-referenced management fees, any overhead or profit increments to any subsidiary of affiliate of Landlord for services on or to the Building, to the extent that the costs of such services exceed competitive costs for such services; (x) the cost of constructing tenant improvements for Tenant or any other tenant of the Building; (xi) Operating Costs specially charged to and paid by any other tenant of the Building; (xii) the cost of special services, goods, or materials provided to any other tenant of the Building or Property; (xiii) capital improvements unless (X) required to comply with Laws and Restrictions first in effect after the Term Commencement Date of this Lease, (Y) necessary because of the failure of existing Building machinery or equipment for which a prudent owner of comparable properties, in accordance with reasonable and customary building management practices, would elect to replace such machinery or equipment instead of repair, or (Z) which are intended to improve the utility, efficiency or capacity of any Building system, in each case to be amortized over the useful life thereof together with interest on the unamortized balance thereof on any funds borrowed by Landlord to finance such capital improvements; or to extent such sums are not borrowed by Landlord to finance such capital improvements, with no additional interest costs included; (xiv) costs and expenses incurred in connection with disputes with individual tenants and/or the existence, maintenance or non-Property related operations of the legal entity or entities of which Landlord is comprised; (xv) costs of repairs necessitated by the negligence or willful misconduct of Landlord, its agents, contractors, employees, lenders or prospective purchasers; (xvi) subject to (xiii) above, the costs of developing and constructing the property or other improvements or additions at the Property, whether capital expenditures or otherwise; (xvii) Taxes and any other governmental payment incurred by Landlord in connection with the development or construction of the Property; (xviii) the cost of removing or remediating Hazardous Matters from the Property; (xix) any amounts paid to a person, firm, corporation or other entity under common ownership and control with Landlord that is in excess of the amount that would have been paid on an arms-length basis in the absence of such relationship; (xx) the cost of acquiring sculptures, paintings and other objects of art; (xxi) salaries and bonuses and benefits of officers, executives of Landlord and administrative employees above the grade of property manager or building supervisor, and if a property manager or building supervisor or any personnel below such grades are shared with other buildings or has other duties not related to the building containing the Premises, only the allocable portion of such person or persons salary, bonuses, and benefits shall be included in Operating Costs; and (xxii) replacement and contingency reserves.

Notwithstanding anything contained herein to the contrary, Tenant’s Proportionate Share of any Operating Costs Excess for each Lease year following the first Lease Year, exclusive of real estate taxes (the Building’s proportionate share thereof), Landlord’s Insurance, snow and ice removal, and utilities (the “ Uncontrollable Cam Expenses ”), shall not exceed 105% per year, on a non-cumulative basis, of the portion of Tenant’s Proportionate Share of Operating Costs Excess attributable to these same Operating Costs (as subject to same exclusions) actually paid by Tenant for the prior Lease year.

If during all or part of any Lease calendar year (including, without limitation, the calendar year in which occurs any part of the term of this Lease and includes the Base Operating Year), Landlord is not performing or furnishing any item to any portion of the Building (the cost of which, if performed or furnished by Landlord to such portion of the Building would constitute a part of Operating Costs) on account of such portion of the Building not being occupied or leased, then Operating Costs shall be deemed to be increased by an amount equal to the additional costs and expenses which would reasonably have been incurred during such period by Landlord if it had performed or furnished such item to 95% of the Building.

4.4      INSPECTION RIGHT.

Landlord shall permit Tenant, at Tenant’s expense and during normal business hours, but only one time with respect to any Lease calendar year, including the Base Operating Year, to review Landlord’s invoices and statements relating to the Operating Costs for the applicable Lease calendar year for the purpose of verifying the Operating Costs and Tenant’s share thereof, provided that notice of Tenant’s desire to so review is given to Landlord not later than 120 days after Tenant receives an annual statement from Landlord, and provided that such review is thereafter commenced and prosecuted by Tenant with due diligence. Landlord shall make available to Tenant as part of any such review backup documentation relative to the Operating Costs for any such period. Any Operating Costs statement or accounting by Landlord shall be binding and conclusive upon Tenant unless (i) Tenant duly requests such review within such 120 day period, and (ii) within 120 days after such review request, Tenant shall notify Landlord in writing that Tenant disputes the correctness of such statement, specifying the particular respects in which the statement is claimed to be incorrect. The accountant or accounting firm conducting the review shall not be compensated based upon a percentage of alleged overcharges discovered. No subtenant shall have any right to conduct a review, and no assignee shall conduct a review for any period during which such assignee was not in possession of the Premises. Tenant agrees that the results of any Operating Costs review shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity other than Tenant’s officers, employees, accountants, attorneys, and lenders.

4.5      BASE RENT DURING ANY EXTENSION TERM.

During the Extension Term of this Lease (if Tenant exercises its option to extend the Term hereof in accordance with Section 3.2 above), the annual Base Rent to be paid by Tenant shall be the Fair Market Rental Value of the Premises determined as of the first day of the applicable Extension Term.

The “ Fair Market Rental Value ” shall mean the market rate for the rental of the Premises for the Extension Term, including updated base years for Operating Costs and Taxes, based upon rents then being paid for arm’s length transactions for comparable space in the area in which the Property is located, including all relevant factors. The Fair Market Rental Value shall be determined as follows:

Within thirty (30) days after the exercise by Tenant of its option to extend the Term, Landlord shall advise Tenant in writing of Landlord’s determination of the Fair Market Rental Value. Tenant shall be deemed to have accepted the rental amount contained in Landlord’s said notice, and such rental rate shall be conclusively deemed to be the Fair Market Rental Value, unless Tenant notifies Landlord in writing, within seven (7) business days after Landlord’s notice, that Tenant disputes the aforementioned determination by Landlord, in which event the parties shall proceed to the Fair Market Rental Value determination as set forth below.

In the event that Tenant so disputes the determination of the Fair Market Rental Value by Landlord, and Landlord and Tenant are unable to agree on the Fair Market Rental Value within 30 days, the same shall be determined as follows: Landlord and Tenant each shall, within ten days after the expiration of such thirty (30) day period, appoint an independent appraiser who shall be instructed to determine independently the Fair Market Rental Value. If the difference between the amounts so determined by such appraisers does not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Rental Value shall be an amount equal to fifty percent (50%) of the total of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, then such two (2) appraisers shall have ten (10) days thereafter to appoint a third appraiser, but if such appraisers fail to do so within such ten (10) day period, then either Landlord or Tenant may request the Greater Boston Real Estate Board or any successor organization thereto to appoint an appraiser within ten (10) days of such request, and both Landlord and Tenant shall be bound by any appointment so made within such ten (10) day period. If no such appraiser shall have been appointed within such ten (10) days either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers, by the Greater Boston Real Estate Board or by such court shall be instructed to determine the Fair Market Rental Value in accordance with the definition of such term contained herein and within twenty (20) days after its appointment. If the third appraisal shall exceed the higher of the first two appraisals, the Fair Market Rental Value shall be the higher of the first two appraisals; if the third appraisal is less than the lower of the first two appraisals, the Fair Market Rental Value shall be the lower of the first two appraisals. In all other cases, the Fair Market Rental Value shall be equal to the third appraisal. Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the 10 day period specified above (such party being referred to herein as the “ failing party ”), the other party may serve notice on the failing party requiring the failing party to appoint its appraiser within ten (10) days of the giving of such notice. If the failing party shall not respond by appointment of its appraiser within said ten day period, then the appraiser appointed by the other party shall be the sole appraiser whose determination of the Fair Market Rental Value shall be binding and conclusive upon Tenant and Landlord. Each party shall pay for the fees and expenses of the appraiser appointed by it, but the fees and expenses of the third appraiser shall be shared equally by the parties. All appraisers appointed hereunder shall be real estate brokers or MAI appraisers having not less than ten (10) years’ experience in leasing space or in appraising the value of leasehold interests in real estate similar to the Building located in the Boston Metro-West market. The foregoing determination shall be conclusive, final and binding on the parties and enforceable in any court having jurisdiction over the parties.

If the parties are unable to agree on the Fair Market Rental Value (or the arbitration procedure set forth above has not concluded) prior to the first day of the Extension Term, Tenant shall make monthly payments on account of Base Rent (in addition to all additional rent and other payments hereunder) in accordance with the increase in Base Rent established in the Lease for the last month of the initial term until the Fair Market Rental Value has been finally established as herein provided, at which time an appropriate retroactive Base Rent adjustment payment or refund shall be made, if necessary.

ARTICLE V
USE OF PREMISES

5.1      PERMITTED USE

Tenant agrees that the Premises shall be used and occupied by Tenant only for the purposes specified as the Permitted Use thereof in Section 1.2 of this Lease, and for no other purpose or purposes.

Tenant shall comply and shall cause its employees, agents, and invitees to comply with such reasonable rules and regulations as Landlord shall from time to time establish for the proper regulation of the Building and the Lot, provided that Landlord gives Tenant reasonable advance notice thereof and that such additional rules and regulations shall be of general application to all the tenants in the Building, except where different circumstances justify different treatment.

5.2      COMPLIANCE WITH LAWS

Tenant shall, at Tenant’s sole expense, promptly comply with all applicable laws, ordinances, rules, regulations, orders, certificates of occupancy, conditional use or other permits, variances, covenants and restrictions of record, the recommendations of Landlord’s engineers or other consultants, and requirements of any fire insurance underwriters, rating bureaus or government agencies, now in effect or which may hereafter come into effect (collectively, “ Laws and Restrictions ”), whether or not they reflect a change in policy from that now existing, during the term or any part of the term hereof, relating in any manner to the occupation and use by Tenant of the Premises, completion of Tenant’s Initial Work and any Alterations performed by Tenant except that the Tenant may defer compliance so long as the validity of any such Laws and Restrictions shall be contested by Tenant in good faith and by appropriate legal proceedings. Landlord shall, at its own cost and expense, comply with all Laws and Restrictions generally applicable to the Building as a whole, and notwithstanding anything to the contrary contained herein, Tenant shall not be required to make any structural change, alteration, addition or correction required by any Law and Restrictions which may be adopted or promulgated after the date of this Lease, unless necessitated by Tenant’s acts, Tenant’s Alterations or Tenant’s particular use of the Premises for purposes other than the Permitted Uses. Landlord agrees to promptly remedy any violations noted or issued with respect to the Building which shall either prevent Tenant from making any Alterations in the Premises or from opening for or conducting business in the Premises. Tenant agrees that no trade or occupation shall be conducted in the Premises or use made thereof which will be unlawful, improper, or contrary to any Laws and Restrictions or which will disturb the quiet enjoyment of the other tenants of the Building. Other than the Certificate of Occupancy required for the Premises to be procured upon completion of Landlord’s Work (which is Landlord’s responsibility), Tenant shall obtain any and all approvals, permits, licenses, variances and the like from governmental or quasi-governmental authorities, including without limitation any Architectural Access Board and Board of Fire Underwriters (collectively, “ Approvals ”) which are required for Tenant’s use of the Premises, including, without limitation, any which may be required for any construction work and installations in conjunction with the Tenant’s Initial Work, alterations, or additions made by Tenant to, in, on, or about the Premises; provided, however, that Tenant shall not seek or apply for any Approvals without first having given Landlord a reasonable opportunity to review any applications for Approvals and all materials and plans to be submitted in connection therewith and obtaining Landlord’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Upon Tenant’s request and at Tenant’s expense, Landlord shall join in the application for any Approvals whenever such joining by Landlord shall be required by any governmental agency having jurisdiction, and Landlord shall otherwise reasonably cooperate with Tenant in connection therewith upon Tenant’s request. In any event, Tenant shall be responsible for all costs, expenses, and fees in connection with obtaining all Approvals. Without limiting the general application of the foregoing, other than Landlord’s Work, Tenant shall be responsible for compliance of the Premises, including, without limitation, any alterations it may make to the Premises, with the requirements of the Americans with Disabilities Act (42 U.S.C. Section 12101 et seq.) and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, as the same may be amended from time to time (collectively, the “ ADA ”). Other than Landlord’s Work, Tenant shall be responsible for compliance of the Premises with the ADA throughout the term of the Lease. Tenant’s inability to obtain or delay in obtaining any such Approval shall in no event reduce, delay, or terminate Tenant’s rental, payment, and performance obligations hereunder. Tenant shall, at its own cost and expense, (i) make all installations, repairs, alterations, additions, or improvements to the Premises required by any Laws and Restrictions as a result of Tenant’s particular use of the Premises; (ii) keep the Premises equipped with all required safety equipment and appliances; and (iii) comply with all of Landlord’s and Tenant’s insurers reasonable requirements applicable to the Premises, Building and Lot. Tenant shall not place a load upon any floor in the Premises exceeding the lesser of (a) the floor load per square foot of area which such floor was designed to carry as certified by Landlord’s architect and (b) the floor load per square foot of area which is allowed by law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight.

5.3      INSURANCE RISKS

Tenant shall not permit any use of the Premises which will make voidable or, unless Tenant pays the extra insurance premium attributable thereto as provided below, increase the premiums for any insurance on the Building or on the contents of said property or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association (or any successor organization) or which shall require any alteration or addition to the Building. Landlord shall notify Tenant of any such condition in writing and Tenant shall have thirty (30) days after such notice to cure. If Tenant does not cure within the prescribed timeframe, Tenant shall, within thirty (30) days after written demand therefore, reimburse Landlord for the costs of all extra insurance premiums caused by Tenant’s use of the Premises. Any such amounts shall be deemed to be additional rent hereunder.

5.4      ELECTRICAL EQUIPMENT

Other than typical office equipment, light manufacturing, laboratory, research and development equipment, including, without limitation, computers, copiers, and printers, Tenant shall not, without Landlord’s written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, connect to the electrical distribution system any fixtures, appliances, or equipment which will operate individually or collectively at a wattage in excess of the capacity of the electrical system serving the Premises as the same may be reasonably determined by Landlord who may audit Tenant’s use of electric power to determine Tenant’s compliance herewith. If Landlord, in its sole discretion, permits such excess usage, Tenant will pay for the cost of such excess power as additional rent, together with the cost of installing any additional risers, meters, or other facilities that may be required to furnish or measure such excess power to the Premises.

5.5      TENANT’S OPERATIONAL COVENANTS

(a)      Affirmative Covenants

Subject to Landlord’s obligations with respect to cleaning, repair and maintenance, in regard to the use and occupancy of the Premises, and in addition to those covenants set forth in other sections of this Lease, Tenant will, at its sole expense: (1) keep the inside of all glass in the doors and windows of the Premises reasonably clean (2) replace promptly any cracked or broken glass of the Premises that was broken by Tenant with glass of like kind and quality; (3) maintain the Premises in a clean, orderly and sanitary condition (provided, however, Landlord shall be responsible for the regular cleaning of the Premises unless Tenant upon written notice to Landlord elects to conduct this regular cleaning with its own agents in which case it shall do so at its own expense without any credit under this Lease); (4) keep any garbage, trash, rubbish or other refuse within the interior of the Premises until removed by Landlord or Landlord’s agent; (5) keep all Tenant’s mechanical apparatus free of vibration and loud noise which may be transmitted beyond the Premises; and (6) comply with and observe all rules and regulations reasonably established by Landlord from time to time and provided to the Tenant, including, without limitation, those rules and regulations set forth in Exhibit C attached hereto.

(b)      Negative Covenants

In regard to the use and occupancy of the Premises and common areas, Tenant will not, in Landlord’s reasonable judgment: (1) place or maintain any trash, refuse or other articles in any vestibule or entry of the Premises, on the sidewalks or corridors adjacent thereto or elsewhere on the exterior of the Premises so as to obstruct any corridor, stairway, sidewalk or common area; (2) cause or permit objectionable odors to emanate or to be dispelled from the Premises; or (3) commit, or suffer to be committed, any waste upon the Premises or any public or private nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant or occupant of the Building, or use or permit the use of any portion of the Premises for any unlawful purpose.

5.6      SIGNS

Except as otherwise set forth herein, Tenant shall not place any signs, placards, or the like on the Building or in the Premises that will be visible from outside the Premises (including without limitation both interior and exterior surfaces of windows). Landlord shall provide, at Landlord’s expense, building standard lettering on Tenant’s Proportionate Share of the mahogany tenant roster kiosk in the Building lobby to identify Tenant’s official name and Building address. Tenant at its own cost shall provide its own signage for the Premises, with the prior approval of Landlord, not to be unreasonably withheld, as to design and appearance to maintain consistency with other tenant signage in the Building. Following installation, Tenant shall maintain its existing signage at the entrance to the Premises and shall procure Landlord’s consent, not to be unreasonably withheld, with respect to any modifications thereto. With respect to any monument signage located on the Lot at the entrance to the Boston Post Road Corporate Center, Tenant shall be provided, at Landlord’s expense, an area of signage on this monument based upon its Tenant’s Proportionate Share and the overall available signage area.

5.7      HAZARDOUS MATERIALS

Neither Tenant nor any of its employees, agents, invitees, licensees, contractors, representative or any other person or entity for whom Tenant is responsible (collectively, “ Tenant’s Agents ”) shall use, maintain, generate, allow or bring on the Premises or the Property or transport or dispose of, on or from the Premises or the Property (whether into the ground, into any sewer or septic system, into the air, by removal off‑site or otherwise) any Hazardous Matter (as hereinafter defined) without Landlord’s consent. Tenant shall promptly deliver to Landlord copies of any notices, orders or other communications received from any governmental agency or official affecting the Premises and concerning alleged violations of the Environmental Requirements (hereinafter defined). Any Hazardous Matter in the Premises, and all containers therefore, shall be used, kept, stored and disposed of in conformity with all applicable Laws and Restrictions.

Tenant shall save Landlord (together with its officers, directors, stockholders, partners, beneficial owners, trustees, managers, members, employees, agents contractors, and mortgagees) harmless and indemnified from and against any and all Environmental Damages (hereinafter defined) which the indemnified parties may sustain or be put to on account of: (1) the presence or release of any Hazardous Matter upon, in or from the Premises during the Term and during any period when Tenant, or Tenant’s Agents, are occupying the Premises or any part thereof, caused by Tenant or Tenant’s Agents; (2) the presence or release of any Hazardous Matter upon, in or from the Property caused by the act, omission or default of Tenant or Tenant’s Agents; (3) the activities or other action or inaction of Tenant or Tenant’s Agents in violation of Environmental Requirements; and (4) the breach beyond any applicable notice and cure period of any of Tenant’s obligations under this Section 5.7, except Tenant’s indemnity shall not cover the willful misconduct or negligence of Landlord or Landlord’s Agents. The provisions of this Section shall be in addition to any other obligations and liabilities Tenant may have to Landlord under this Lease or otherwise at law or in equity, and in the case of conflict between this Section 5.7 and any other provision of this Lease, the provision imposing the most stringent requirement on Tenant shall control. The obligations of Tenant under this Section 5.7 shall survive the expiration or termination of this Lease and the transfer of title to the Premises. The following terms as used herein shall have the meanings set forth below: “ Hazardous Matter ” shall mean any substance: (i) which is or becomes defined as Hazardous Substance, Hazardous Waste, Hazardous Material or Oil under The Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., M.G.L. Chapter 21C, M.G.L. Chapter 21D or M.G.L. Chapter 21E, and the regulations promulgated thereunder, as same may be amended from time to time; or (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous to health or the environment and which is or becomes regulated and the presence of which requires investigation or remediation pursuant to any applicable law. “ Environmental Requirements ” shall mean all applicable law, the provisions of any and all approvals, and the terms and conditions of this Lease insofar as same relate to the release, maintenance, use, keeping in place, transportation, disposal or generation of Hazardous Matter, including without limitation those pertaining to reporting, licensing, permitting, health and safety of persons, investigation, containment, remediation, and disposal. “ Environmental Damages ” shall mean all liabilities, injuries, losses, claims, damages (whether special, consequential or otherwise), settlements, attorneys’ and consultants’ fees, fines and penalties, interest and expenses, and costs of environmental site investigations, reports and cleanup, including without limitation costs incurred in connection with: any investigation or assessment of site conditions or of health of persons using the Building or the Lot; risk assessment and monitoring; any cleanup, remedial, removal or restoration work required by any governmental agency or reasonably recommended by Landlord’s environmental consultant; any reasonable decrease in value of Landlord’s Property; any reasonable damage caused by loss or restriction of rentable or usable space in Landlord’s Property; or any reasonable damage caused by adverse impact on marketing or financing of Landlord’s Property. No consent or approval of Landlord shall in any way be construed as imposing upon Landlord any liability for the means, methods, or manner of removal, containment or other compliance with applicable law for and with respect to the foregoing. The terms of this Section 5.7 shall apply to any transportation, storage, use or disposal of Hazardous Materials irrespective of whether Tenant has obtained Landlord’s consent therefore but nothing in this Lease shall limit or otherwise modify the requirement of obtaining Landlord’s prior consent as set forth in the first sentence of this Section 5.7. The consent requirement contained herein shall not apply to ordinary office products or products used in connection with the Permitted Uses that may contain de minimus quantities of hazardous materials and Hazardous Matters; however, Tenant indemnification obligations are not diminished with respect to the presence of such products.

Landlord shall save Tenant (together with its officers, directors, stockholders, partners, beneficial owners, trustees, managers, members, employees, agents and contractors) harmless and indemnified from and against any and all Environmental Damages (as defined above) which the indemnified parties may sustain or be put to on account of the presence or release of any Hazardous Matter upon, in or from the Property, except to the extent caused by (1) the presence or release of any Hazardous Matter upon, in or from the Premises during the Term and during any period when Tenant, or Tenant’s Agents, are occupying the Premises or any part thereof, caused by Tenant or Tenant’s Agents; (2) the presence or release of any Hazardous Matter upon, in or from the Property caused by the act, omission or default of Tenant or Tenant’s Agents; (3) the activities or other action or inaction of Tenant or Tenant’s Agents in violation of Environmental Requirements; and (4) the breach of any of Tenant’s obligations under this Section 5.7, except Landlord’s indemnity shall not cover the negligence or willful misconduct of Tenant or the Tenant’s Agents. The provisions of this Section shall be in addition to any other obligations and liabilities Landlord may have to Tenant under this Lease or otherwise at law or in equity, and in the case of conflict between this Section 5.7 and any other provision of this Lease, the provision imposing the most stringent requirement on Landlord shall control.

Notwithstanding anything herein to the contrary, Tenant shall not be responsible for the costs and expenses incurred in connection with the removal or remediation of Hazardous Material that is not in compliance with applicable law on, the Term Commencement Date and which is located in, on or under the Building or the Property prior to the Term Commencement Date and was not brought on to the Property by Tenant or its agents. Landlord warrants and represents that there are currently no Hazardous Materials in the Premises.

ARTICLE VI
INSTALLATIONS, ALTERATIONS, AND ADDITIONS

Following completion of the Landlord’s Work, Tenant after the Term Commencement Date shall not make any alterations, improvements, additions, utility installations or repairs (hereinafter collectively referred to as “ Alterations ”) to the Premises, except in accordance with this Article VI and with the prior written consent of Landlord, which Landlord agrees not unreasonably to withhold, condition or delay as to nonstructural Alterations (nonstructural Alterations being those that do not affect the Building’s structure, roof, exterior or mechanical, electrical, plumbing, life safety or other Building systems of the Building or Premises) within the ten (10) day period below. Tenant shall submit, together with Tenant’s request for approval to perform any such alterations, additions or improvements, a specific request for Landlord’s decision as to whether or not such alterations, additions or improvements must be removed upon the expiration or earlier termination of the Lease, and Landlord shall inform Tenant of its decision as to Alterations, the removal thereof, and Tenant’s contractors within ten (10) days of such request; provided, however, Tenant shall have no demolition obligation and shall not be required to remove any Alterations unless the same are not generally usable by other office tenants. Such decision shall be binding upon both Landlord and Tenant, their successors and assigns. In the event that Landlord fails to supply Tenant with an answer in writing, Tenant will not be required to remove said alterations, additions or improvements upon the expiration or earlier termination of the Lease, and such Alterations and contractors shall be approved. In no event shall Landlord’s approval of any proposed Alterations to the Premises constitute a representation by Landlord that such work complies with the requirements of any applicable Laws and Restrictions, including without limitation the requirements of the ADA. Without limiting any of the terms hereof, Landlord will not approve any Alterations increasing the cost of construction, insurance or taxes on the Building or of Landlord’s services to the Premises, unless Tenant first gives assurances acceptable to Landlord for payment of such increased cost. All Alterations made by Tenant shall be made in accordance with plans and specifications (to the extent plans and specifications are required by Laws and Requirements to be submitted to any governmental authority) which have been reasonably approved in writing by the Landlord, pursuant to a duly issued permit, and in accordance with all Laws and Restrictions, the provisions of this Lease and in a good and first-class workmanlike manner using new materials of same or better quality as base building standard materials, free of all liens and encumbrances and prior to Tenant’s use of the Premises, after the performance of any such Alterations, Tenant shall procure (other than the Certificate of Occupancy) any required certificates. All Alterations shall be performed by a contractor or contractors selected by Tenant and reasonably approved in writing by Landlord. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs it incurs in reviewing the plans therefore. If, as a result of any Alterations made by Tenant, Landlord is obligated to comply with ADA or any other Laws or Restrictions and such compliance requires Landlord to make any improvement or Alteration to any portion of the Building, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any

Alteration by Tenant, the entire reasonable cost of any improvement or Alteration Landlord is obligated to complete by such Law and Restriction. After the expiration of any applicable notice and cure period, Landlord shall have the right to stop any work not being performed in conformance with this Lease, and, at its option, may repair or remove non-conforming work at the expense of Tenant. Tenant hereby indemnifies and holds Landlord harmless from and against any liens, encumbrances and violations of Laws and Restrictions caused by Tenant’s Alterations. The filing of any lien or encumbrance, or the violation of Laws or Restrictions caused by Tenant’s Alterations, beyond any applicable notice and cure period, shall constitute a default hereunder, and Tenant, at its expense, shall satisfy, cancel or discharge all such liens relating to any Alterations, and remove same from the record (or may bond such liens) within thirty (30) days after Landlord makes written demand therefor as set forth in Section 17.21 hereof. The repair and indemnity obligations of Tenant hereunder, including Tenant’s obligations to repay Landlord the cost of repairing or removing Alterations, shall survive the termination of this Lease. All Alterations performed by Tenant in the Premises shall remain therein (unless Landlord directs Tenant to remove the same on termination or expiration of this Lease in accordance with the provisions set forth above) and, at termination or expiration, shall be surrendered as a part thereof, except for Tenant’s usual trade furniture and equipment, if movable, installed prior to or during the Lease term at Tenant’s cost, which trade furniture and equipment Tenant shall remove in their entirety prior to the termination or expiration of this Lease. Tenant agrees to repair any and all damage to the Premises resulting from such removal (including removal of Tenant’s Alterations directed by Landlord in accordance with the provisions set forth above) or, if Landlord so elects, to pay Landlord for the reasonable cost of any such repairs forthwith after billing therefore. At all times when any Alterations by Tenant are in progress, there shall be maintained, at Tenant’s cost and expense, insurance meeting the requirements under Article 11 of this Lease and certificates of insurance evidencing such coverage shall be furnished to Landlord prior to the commencement of any such work. Notwithstanding the above, Tenant may make cosmetic alterations without Landlord’s approval, provided Tenant complies with the requirements for performing work in the Premises and for removal thereof upon expiration or termination of Lease Term in accordance with this Lease.

ARTICLE VII
ASSIGNMENT AND SUBLETTING

7.1      PROHIBITION

Notwithstanding any other provision of this Lease, and other than in the case of a Permitted Transfer, Tenant shall not, directly or indirectly, assign, mortgage, pledge or otherwise transfer, voluntarily or involuntarily, this Lease or any interest herein or sublet (which term without limitation, shall include granting of concessions, licenses, and the like) or allow any other person or entity to occupy the whole or any part of the Premises, without, in each instance, having first received the express written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, it shall not be unreasonable for Landlord to withhold such approval from any assignment or subletting where, in Landlord’s reasonable opinion: (i) the proposed sublessee or assignee is a current tenant or a prospective tenant (meaning such tenant has been shown space or has been presented with or has made an offer to lease space within the last three months) of the Building at any time that Landlord has space in the Building to offer such Tenant comparable to the Premises; (ii) the use of the Premises by any sublessee or assignee (even though a Permitted Use) violates any use restriction granted by Landlord in any other lease or would otherwise cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party of which Tenant has received prior notice; (iii) Landlord has sued or been sued by the proposed assignee or subtenant or has otherwise been involved in a legal dispute with the proposed assignee or subtenant; (iv) the proposed assignee’s or subtenant’s business will impose a burden on the Property’s parking facilities, elevators, common areas, facilities, or utilities that is materially greater than the burden imposed by Tenant, in Landlord’s reasonable judgment; (v) Tenant is in default of any of its obligations under the Lease beyond applicable notice and cure periods at the time of the request; (vi) the assignee or subtenant is involved in a business which conflicts with the Permitted Use hereunder; (vii) the assignee or subtenant intends to use the Premises as an executive suite; or ( viii) the assignee or subtenant is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency that does not presently occupy any space in the Building. In no event, however, shall Tenant assign this Lease or sublet the whole or any part of the Premises to a proposed assignee or sublessee which at the time of the request is judicially declared bankrupt or insolvent according to law, or with respect to which at the time of the request an assignment has been made of property for the benefit of creditors, or with respect to which at the time of the request a receiver, guardian, conservator, trustee in involuntary bankruptcy or similar officer has been appointed to take charge of all or any substantial part of the proposed assignee’s or sublessee’s property by a court of competent jurisdiction, or with respect to which at the time of the request a petition has been filed for reorganization under any provisions of the Bankruptcy Code now or hereafter enacted, or if at the time of the request a proposed assignee or sublessee has filed a petition for such reorganization, or for arrangements under any provisions of the Bankruptcy Code now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payment of debts. Any assignment of this Lease or subletting of the whole or any part of the Premises (other than Permitted Transfers as set forth below) by Tenant without Landlord’s express consent shall be invalid, void and of no force or effect. This prohibition includes, without limitation, any assignment, subletting, or other transfer that would occur by operation of law, merger, consolidation, reorganization, acquisition, transfer, or other change of Tenant’s corporate or proprietary structure, subject, however to the provisions set forth in the last paragraph of this Section 7.1. Any request for consent under this Section 7.1 shall set forth, in detail reasonably satisfactory to Landlord, the identification of the proposed assignee or sublessee, and the material terms on which the proposed assignment or subletting is to be made, including, without limitation, the rent to be paid in respect thereto and such request shall be treated as Tenant’s representation in respect to the information submitted therewith (“ Tenant’s Offer Notice ”), and Landlord shall, within twenty (20) days after receipt of the Tenant’s Offer Notice, either (a) reasonably consent or deny its consent to such assignment or subletting, or (b) if Section 7.4 hereof is applicable, exercise its recapture right. In the event that Landlord fails to supply Tenant with an answer in writing within such twenty (20) day period, such proposed assignment or sublease shall be deemed approved by Landlord, and Landlord shall have waived its recapture right in Section 7.4.

In any case where Landlord shall consent to any assignment or subletting, Tenant originally named herein shall remain fully liable for Tenant obligations hereunder, including, without limitation, the obligation to pay the rent and other amounts provided under this Lease and such liability shall not be affected in any way by any future amendment, modification, or extension of this Lease or any further assignment, other transfer, or subleasing and Tenant hereby irrevocably consents to any and all such transactions; provided, however, if this Lease be modified after any such assignment so as to increase Tenant’s obligations, then the originally named Tenant, unless it consented to such modification, shall be liable only for the obligations under this Lease as same existed prior to such modifications. Tenant agrees to pay to Landlord, within thirty (30) days of billing therefor, all reasonable legal and other out-of-pocket expenses incurred by Landlord in connection with any request to assign or sublet, excluding Permitted Transfers, not to exceed $2,000.00 in the aggregate per assignment or sublet. It shall be a condition of the validity of any permitted assignment that the assignee agree, in commercially reasonable form satisfactory to Landlord, to be bound by all Tenant obligations hereunder, including, without limitation, the obligation to pay all Rent and other amounts provided for under this Lease and the covenant against further assignment or other transfer or subletting.

Without limitation of the rights of Landlord hereunder in respect thereto, if there is any assignment of this Lease by Tenant for consideration or a subletting of the whole of the Premises by Tenant (except any Permitted Transfer set forth below) at a rent which exceeds the rent payable hereunder by Tenant, or if there is a subletting of a portion of the Premises by Tenant at a rent in excess of the subleased portion’s pro rata share of the Rent payable hereunder by Tenant, then Tenant shall pay to Landlord, as additional rent, forthwith upon Tenant’s receipt of the consideration (or the cash equivalent thereof) therefor, in the case of both an assignment and a subletting, fifty (50%) percent of the amount of any such excess rent after Tenant’s recuperation of reasonable attorneys’ fees, brokerage commissions, advertising expenses, cash allowance, tenant improvement costs and free rent pertaining to any sublease or assignment. The provisions of this paragraph 7.1 shall apply to each and every assignment of this Lease and each and every subletting of all or a portion of the Premises, except to a Permitted Transferee. For the purposes of this Section 7.1, the term “ rent ” shall mean all rent and additional rent, in each case after deducting therefrom Tenant’s costs in connection with such transaction, including, without limitation, broker’s fees and commissions, legal fees and improvement expenses, free rent and allowances and advertising expenses.

Notwithstanding any other provision of this Article VII, Tenant may assign this Lease or sublease the Premises or any part thereof without the consent of Landlord to (i) any wholly owned subsidiary or to any parent corporation of Tenant; (ii) any affiliate or entity under common control with Tenant or any affiliate or entity under common control with a parent or subsidiary of Tenant;’ (iii) any entity of which Tenant, a Tenant affiliate, Tenant partners, Tenant subsidiary, Tenant parent, or entity under common control with Tenant is a shareholder or partner or other equity interest holder; or (iv) any entity which acquires all or substantially all of the assets or stock or equity interest of

Tenant, by merger, consolidation, acquisition or other business reorganization (each of (i), (ii), (iii) or (iv) a “ Permitted Transfer ” and each assignee or subtenant thereunder a “ Permitted Transferee ”), which Permitted Transfer shall not be deemed to be an assignment or subletting within the meaning of this Section 7.1 nor require Landlord’s consent or approval or be subject to payment of any excess rent pursuant to the immediately preceding paragraph provided that in any of such events (1) Landlord receives prior written notice of any such transactions (unless such advanced notice is prohibited under applicable laws or by confidentiality), and (2) in no event shall Tenant be released from its obligations under this Lease. If requested by Landlord in connection with an assignment of the Lease, the Permitted Transferee shall sign and deliver to Landlord a commercially reasonable form of assumption agreement. It is further understood that (a) shares of ownership or similar interests in Tenant or an entity with which it may merge or consolidate may be periodically offered for sale on public or private basis, and (b) shares of stock or other equity interests of Tenant may be transferred through the “over the counter” market or through any recognized stock exchange or in connection with a public offering of shares or other equity interests of Tenant, and no prohibitions or conditions on assignment or subletting under this Article VII shall apply to any such activities.

Notwithstanding anything contained in this Lease to the contrary, Tenant may, without Landlord’s consent and without being obligated to remit any profit or overage to Landlord, permit third parties (individually, a “ Space Sharer ”) to use and occupy portions of the Premises in common with Tenant not to exceed twenty (20%) of the total area of the Premises, provided that (i) such arrangement will terminate automatically upon a default occurring and continuing beyond any applicable notice and grace period under this Lease; (ii) any Space Sharer shall use the Premises in conformity with all applicable provisions of this Lease, including, without limitation, Article 2 hereof; (iii) in no event shall the use of any portion of the Premises by a Space Sharer create or be deemed to create any right, title or interest in or to the Premises for such Space Sharer; and (iv) the portion of the Premises occupied by any Space Sharer and the portion of the Premises occupied by Tenant shall not be, and shall not be required by law to be, separated by legal demising walls within the Premises or so as to create separate entrances from the elevator landing or public corridors. Any such use of all or any portion of the Premises by such Space Sharer shall not constitute or be deemed a sublease and shall not relieve Tenant of any of its obligations or liabilities under this Lease.

7.2      ACCEPTANCE OF RENT FROM TRANSFEREE

The acceptance by Landlord of the payment of Rent, additional rent, or other charges following assignment, subletting, or other transfer prohibited by this Article VII shall not be deemed to be a consent by Landlord to any such assignment, subletting, or other transfer, nor shall the same constitute a waiver of any right or remedy of Landlord.

7.3      SUBLEASE RENTALS

The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default occurs in the performance of Tenant’s obligations under this Lease beyond applicable notice and cure periods, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a monetary default exists in the performance of Tenant’s obligations under this Lease beyond any applicable notice and cure period, to pay to Landlord the rents due as they become due under the sublease. In the event Landlord terminates this Lease by reason of a default of Tenant, Landlord at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults of Tenant under such sublease.

7.4      RIGHT OF RECAPTURE.

Except in connection with Permitted Transfers or Space Sharers, with respect to any assignment of this Lease or a sublease of the entire Premises for the entire remaining Term of this Lease requiring Landlord’s consent, in lieu of consenting to any proposed assignment or sublease, Landlord shall have the right, but not the obligation, to terminate this Lease and recapture the Premises upon thirty (30) days’ notice to Tenant unless, within five (5) business days after Landlord’s notice to Tenant exercising its option to terminate this Lease, Tenant notifies Landlord in writing that Tenant is withdrawing its request for Landlord’s consent to such assignment or sublease, in which event such exercise by Landlord of such option to terminate shall be void and of no further force and effect.

ARTICLE VIII
REPAIRS AND MAINTENANCE

8.1      TENANT OBLIGATIONS

Tenant covenants and agrees that Tenant will keep neat and clean and maintain in good order, condition and repair, the Premises and every part thereof (and any signs permitted hereunder) throughout the Lease Term, excepting only those repairs for which Landlord is responsible under the terms of this Lease (including without limitation, subject to the provisions of Section 11.6, Landlord shall reimburse Tenant for the costs of maintaining, repairing, or otherwise correcting any condition caused by an act, omission, neglect or default under this Lease of Landlord or any employee, agent, or contractor of Landlord or any other party for whose conduct Landlord is responsible), damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain and reasonable wear and tear and Tenant shall surrender the Premises at the expiration or termination of the Lease Term in such condition. Reasonable wear and tear shall not include any damage or deterioration that would have been prevented by proper maintenance by Tenant or Tenant otherwise performing all of its obligations under this Lease. Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to any areas in the Building, including the Premises, by Tenant, Tenant’s contractors or Tenant’s agents, employees, invitees, or anyone claiming by, through or under Tenant. If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and if Tenant fails, refuses or neglects to commence such repairs and complete the same with reasonable dispatch after such demand, Landlord may (but shall not be obligated to) make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof. If Landlord makes or causes such repairs to be made, Tenant agrees that Tenant will forthwith, on demand, pay to Landlord the reasonable out-of-pocket cost thereof, and if Tenant shall fail to so reimburse Landlord upon demand, Landlord shall have the remedies provided for the nonpayment of rent or other charges payable hereunder.

8.2      LANDLORD OBLIGATIONS

Except as may be provided in Articles XII and XIII, Landlord agrees to keep in the same good order, condition, and repair as of the date of this Lease the structural components and the roof of the Building, the common utility and Building systems, the common hallways, entrances, restrooms, elevators, cafeteria and exercise room, the paved surface of the parking areas serving the Building and the sprinkler system and all other common facilities of the Property, except that, subject to the provisions of Section 11.6, Tenant shall reimburse Landlord, as additional rent hereunder, for the costs of maintaining, repairing, or otherwise correcting any condition caused by an act, omission, neglect or default under this Lease of Tenant or any employee, agent, or contractor of Tenant or any other party for whose conduct Tenant is responsible. Without limitation, Landlord shall not be responsible to make any improvements or repairs other than as expressly provided in this Section 8.2 and Landlord shall not be liable for any failure to make such repairs unless Tenant has given notice to Landlord of the need to make such repairs and Landlord has failed to commence to make such repairs within a reasonable time thereafter.

Landlord shall uniformly enforce the rules and regulations set forth in Exhibit C attached hereto, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or persons having business with them.

ARTICLE IX
SERVICES TO BE FURNISHED BY LANDLORD; UTILITIES

9.1      LANDLORD’S SERVICES

Landlord agrees, at its expense, during the Lease Term: (i) to provide, during the hours of 8:00 A.M. to 6:00 P.M., Monday through Friday and 8:00 A.M. to 1:00 P.M., Saturday, legal holidays excepted, a list of which can be found in Exhibit D, heating and air-conditioning in the Premises during the normal heating and air conditioning seasons, substantially equivalent to that being furnished in comparably aged, similarly equipped office buildings in the suburban Greater Boston area; (ii) to furnish hot and cold water for ordinary toilet, drinking, sprinkler, pantry, lavatory, cleaning and drinking purposes. If Tenant requires water for any other purpose, including without limitation, in connection with the business conducted in the Premises, Tenant shall pay the landlord an appropriate charge stipulated by Landlord to reimburse Landlord for the cost of such extraordinary water and related sewer use charge (including a charge to reimburse Landlord for the cost of metering Tenant’s usage); (iii) to furnish non-exclusive passenger elevator service; (iv) to furnish, through Landlord’s employees or independent contractors, general cleaning services in accordance with the specifications attached hereto as Exhibit E; and (v) to furnish, through Landlord’s employees or independent contractors, additional Building operation services available from Landlord upon reasonable advance request of Tenant at rates from time to time established by Landlord to be paid by Tenant provided the same may be reasonably and conveniently provided by Landlord.

The Landlord further agrees to cause the parking areas, driveways, and walkways on the Lot to be kept reasonably clear of accumulations of dirt, litter, rubbish, ice and snow, cause the landscaping on the Lot to be kept in a neat and attractive condition, keep the parking areas on the lot lighted as reasonably necessary and perform its obligations with respect to maintenance and repair set forth in Section 8.2 above. Upon the request of Tenant from time to time, Landlord shall use reasonable efforts to provide services at hours other than the times set forth above and Tenant shall reimburse Landlord as Additional Rent for the reasonable cost of such services (as determined and/or allocated by Landlord in its good faith) within thirty (30) days after invoice therefore (provided, however, these overtime services shall not apply to submetered electric for the Third Floor Space). Landlord shall have no obligation to provide utilities or equipment other than the utilities and equipment within the Premises as of the Term Commencement Date of this Lease. Tenant shall not, without first having obtained Landlord’s prior written consent (which consent Landlord shall not unreasonably withhold), install or use any additional air-conditioning or heating equipment in the Premises. In the event that Tenant should require additional utilities, appliances, machines or equipment, the installation, maintenance and costs thereof shall be Tenant’s sole obligation, provided that any such installation shall require the written consent of Landlord, which consent Landlord shall not unreasonably withhold.

9.2      CAUSES BEYOND CONTROL OF THE PARTIES

To the maximum extent this Lease may be made effective according to law, the Landlord and Tenant shall in no event be liable for failure to perform any of their obligations under this Lease when prevented from doing so by virtue of a Force Majeure Event (as defined herein) or for any cause due to any act, neglect, or default of the other party or the parties’ servants, contractors, agents, employees, licensees or any person claiming by, through or under Landlord or Tenant, and in no event shall either party ever be liable to the other for any indirect, special or consequential damages under the provisions of this Section 9.2 or any other provision of this Lease unless specifically allowed under the terms of this Lease; provided, however, in no event shall a Force Majeure Event excuse Tenant from paying Rent.

9.3      SEPARATELY METERED UTILITIES

Tenant shall pay directly to the utility, as they become due, all bills for electricity (whether used for furnishing heat or for other purposes) that are furnished to the Premises and now separately metered or billed by the utility to the Premises. Electricity for the Premises shall be separately metered and such meter shall be placed in Tenant’s name and electric bills related thereto shall be paid directly to the electric company by Tenant. This electrical service for the Premises shall include all electric charges associated with Tenant’s lights, plugs, and the electrical service necessary to operate the heating component of the Variable Air Volume forced air system. Notwithstanding the foregoing, Landlord and Tenant confirm and agree that the Lower Level Space is presently not separately metered with respect to electricity usage. If Tenant elects to cause the Lower Level Space to be separately metered for electricity usage, such meters may be included in Landlord’s Work. In the event that Tenant elects not to cause the Lower Level Space to be separately metered for electricity usage, Landlord shall have a right to invoice Tenant, and Tenant shall pay when Rent is due its equitable portion of electricity usage for the Lower Level Space as reasonably determined by Landlord. Landlord upon request of Tenant shall provide reasonable backup for such electricity usage charges invoiced to Tenant.

9.4      INTERRUPTION OF SERVICES

Notwithstanding anything to the contrary in this Lease, if all or a material portion of either floor of the Premises is rendered untenantable or services to such floor(s) of the Premises are interrupted such that Tenant cannot reasonably operate at such floor(s) of the Premises for a period of three (3) consecutive days or more by virtue of a condition resulting from a Force Majeure Event (as defined in this Lease) or for any other reason (other than as result of the acts, omissions or negligence of Tenant or its agents), Rent shall be abated with respect to such floor(s) of the Premises until such floor(s) of the Premises shall have been restored to the condition in which they were prior to such untenantability or interruption of services by Landlord.

ARTICLE X
INDEMNITY

10.1      INDEMNITY

To the maximum extent this agreement may be made effective according to law, Tenant shall indemnify, defend and save harmless Landlord (together with its officers, directors, stockholders, partners, beneficial owners, trustees, managers, members, employees, agents, contractors, and mortgagees), against and from claims, expenses, or liabilities (a) arising directly or indirectly from any default or breach by Tenant or Tenant’s contractors, licensees, agents, servants, successors, assigns or employees under any of the terms or covenants of this Lease (including without limitation any violation of Landlord’s Rules and Regulations, as set forth in Exhibit C, and any failure to maintain or repair equipment or installations to be maintained or repaired by Tenant hereunder) or the failure of Tenant or such persons to comply with any rule, order, regulation, or lawful direction now or hereafter in force of any public authority, in each case to the extent the same are related, directly or indirectly, to the Premises or the Building, or Tenant’s use thereof; or (b) arising directly or indirectly from any accident, injury, or damage,  to any person or property, on or about the Premises (except to the extent caused by Landlord or its employees, agents, contractors, including, without limitation, any such claims related to or arising out of Landlord’s Work), for the Tenant’s negligent acts or omissions occurring either prior to (which would be from the date Tenant is permitted early access pursuant to Section 3.4) or subsequent to the Term Commencement Date; or (c) arising directly or indirectly from any accident, injury, or damage to any person or property occurring outside the Premises but within the Building or on the Lot, where such accident, injury, or damage results, or is claimed to have resulted, from any negligence or willful misconduct on the part of Tenant, or Tenant’s contractors, licensees, agents, servants, employees, or customers, or anyone claiming by or through Tenant; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence or willful misconduct of Landlord, its agents, servants and employees.

This indemnity shall include, without limitation, indemnity against all expenses, reasonable attorney’s fees and liabilities incurred in connection with any such claim or proceeding brought thereon and the defense thereof with counsel acceptable to Landlord, and counsel for Tenant’s insurer is acceptable to Landlord. At the request of Landlord, Tenant shall defend any such claim or proceeding directly on behalf and for the benefit of Landlord.

To the maximum extent this agreement may be made effective according to law, Landlord shall indemnify, defend and save harmless Tenant (together with its officers, directors, stockholders, partners, beneficial owners, trustees, managers, members, employees, agents and contractors), against and from claims, expenses, or liabilities (a) arising directly or indirectly from any default or breach by Landlord or Landlord’s contractors, licensees, agents, servants, successors, assigns or employees under any of the terms or covenants of this Lease or the failure of Landlord or such persons to comply with any rule, order, regulation, or lawful direction now or hereafter in force of any public authority; or (b) arising directly or indirectly from any accident, injury, or damage to any person or property within the Building or on the Lot, where such accident, injury, or damage results, or is claimed to have resulted, from any negligence or willful misconduct on the part of Landlord, or Landlord’s contractors, licensees, agents, servants, employees, or customers; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence or willful misconduct of Tenant, its agents, servants and employees.. This indemnity and hold harmless agreement shall include, without limitation, indemnity against all expenses, reasonable attorney’s fees and liabilities incurred in connection with any such claim or proceeding brought thereon and the defense thereof with counsel acceptable to Tenant, and counsel for Landlord’s insurer is acceptable to Tenant. At the request of Tenant, Landlord shall defend any such claim or proceeding directly on behalf and for the benefit of Tenant.

10.2      TENANT’S RISK

To the maximum extent this agreement may be made effective according to law, Tenant agrees its use and occupancy of the Premises (and Building) shall be at Tenant’s sole risk; and Landlord shall have no responsibility or liability for any loss of or damage to furniture, fixtures, equipment or other personal property of Tenant for any reason whatsoever; and Landlord shall not be responsible or liable for any loss or damage resulting to Tenant or those claiming by, through or under Tenant, or its or their property, from the breaking, bursting, stopping or leaking of electric cables and wires, water, gas, sewer or steam pipes, sprinklers, and from roof leaks and the like, except in connection with damage or injury resulting from the negligence or willful misconduct of Landlord or its authorized agents. The provisions of this Section 10.2 shall be applicable from and after the execution of this Lease, and until the end of the Lease Term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

10.3      INJURY CAUSED BY THIRD PARTIES

Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through, or under Tenant, for any loss or damage resulting to Tenant or those claiming by, through, or under Tenant, or its or their property, that may be occasioned by or through the acts or omissions of persons occupying any part of the Building, or for any loss or damage from the breaking, bursting, crossing, stopping, or leaking of electric cables and wires, and water, gas, sewer, or steam pipes, or like matters, except in connection with damage or injury resulting from the negligence or willful misconduct of Landlord or its authorized agents.

10.4      SECURITY

Landlord shall continue to provide the card key access system to the Building and other security procedures currently in place as of the date of this Lease, and Landlord agrees that the Premises will be accessible 24 hours a day 7 days per week, subject to applicable Laws and Requirements and Landlord’s reasonable security procedures. Notwithstanding the foregoing, Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant’s agents, employees, contractors and invitees from acts of third parties. Nothing herein contained shall prevent Landlord, at Landlord’s sole option, from implementing security measures for the Building or any part thereof comparable to other security measures at other first class properties in the area in which the Building is located, in which event Tenant shall participate in such security measures and the reasonable cost thereof shall be included within the definition of Operating Costs. Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Building to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Building.

ARTICLE XI
INSURANCE

11.1      PUBLIC LIABILITY INSURANCE

Tenant shall obtain and keep in force and effect from the date upon which Tenant first enters the Premises for any reason, throughout the Lease Term, and thereafter so long as Tenant is in occupancy of any part of the Premises, at its own cost and expense commercial general liability and property damage insurance, on an occurrence basis, such insurance to afford protection in an amount of not less than $1,000,000 per occurrence/ $2,000,000 in the aggregate for injury, death, property damage or other insured loss arising out of any one occurrence, protecting Tenant as insured, and naming Landlord, Landlord’s mortgagees, property managers and managing agents as additional insureds, against claims for bodily injury, personal injury, death, property damage or other general liability insured loss occurring in, upon, adjacent to or connected with the Premises or any part thereof. Each such policy shall be reasonably satisfactory to Landlord. Business Auto Liability insurance shall not be required so long as Tenant does not own or lease any company vehicles. In addition, commencing as of the Term Commencement Date, and thereafter throughout the Term, Tenant shall, at Tenant's sole cost and expense, provide and maintain or cause to be provided and maintained workers' compensation insurance (meeting the requirements of the state workers' compensation laws) and employer liability insurance covering all of Tenant's employees at the Premises. Tenant shall also use good faith efforts to ensure all contractors, sub-contractors, vendors, leased employees, and temporary employees are properly insured for workers' compensation.

11.2      HAZARD INSURANCE

Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Lease Term, and thereafter so long as Tenant is in occupancy of any part of the Premises insuring any leasehold improvements paid for by Tenant and all fixtures, equipment, and other personal property of Tenant against damage or destruction by fire or other casualty in an amount equal to the full replacement cost of such property. Any such coverages may be effected directly and/or through the use of blanket or umbrella insurance coverage covering more than one location. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Lease Term, and thereafter so long as Tenant is in occupancy of any part of the Premises, workers’ compensation and employers’ liability insurance with a limit of liability as required by law to be maintained.

11.3      CONSTRUCTION PERIOD INSURANCE

At any time when non-cosmetic Alterations, demolition or construction work is being performed on or about the Premises or Building by or on behalf of Tenant, including at all times when Tenant’s Initial Work is being undertaken, Tenant shall keep, and require its contractors to keep, in full force and effect the following insurance coverage in each instance with policies reasonably acceptable to Landlord:

(1)      Builder’s risk and property insurance on Tenant’s improvements and betterments and personal property during the course of construction or alteration. Tenant may provide Builder’s Risk coverage in lieu of Tenant’s contractor; and

(2)      workers’ compensation or similar insurance in form and amounts required by law.

Tenant shall cause a certificate or certificates of such insurance to be delivered to Landlord prior to the commencement of any work in or about the Building or the Premises, in default of which Landlord shall have the right, but not the obligation, to obtain any or all such insurance at the expense of Tenant, in addition to any other right or remedy of Landlord. The provisions of this Section 11.3 shall survive the expiration or earlier termination of this Lease.

11.4      EVIDENCE OF INSURANCE; INSURANCE STANDARDS

Tenant’s insurers shall endeavor to provide Landlord with thirty (30) days prior notice of a cancellation of the policy. Prior to Tenant’s entry onto the Premises, appropriate certificates of such policies shall be deposited with the Landlord. Certificates of Insurance shall state that insurers shall endeavor to provide at least thirty (30) days notice of cancellation. Certificates of renewal policies shall be provided to Landlord upon expiration of prior policies. Any renewals, replacements and endorsements shall also be deposited with Landlord, in the case of renewals, same shall be so deposited within 10 days of the expiration of the prior policy. The insurance required hereunder shall be written in form and substance reasonably satisfactory to Landlord by a good and solvent insurance company of recognized standing, admitted to do business in Massachusetts, with a general policyholder’s rating of not less than A- and financial rating of not less than Class VII (as rated in the most current Best’s Insurance Reports), which company shall be reasonably satisfactory to Landlord. Tenant shall procure, maintain and place such insurance and pay all premiums and charges therefore, and upon failure of Tenant to maintain such insurance (and without limiting any other remedies on account thereof), Landlord may, but shall not be obligated to, procure, maintain and place such insurance or make such payments, and in such event, Tenant agrees to pay the amount thereof to Landlord on demand, as additional rent hereunder.

11.5      RENTAL ABATEMENT INSURANCE

Landlord may elect to keep and maintain in full force and effect during the Lease Term, market rate rental abatement insurance against abatement or loss of Rent in case of fire or other casualty, in an amount at least equal to the amount of the Rent payable by Tenant during the then current lease year as reasonably determined by Landlord. All premiums for such insurance shall be included in Operating Costs for the purposes of this Lease; provided, however, to the extent market rate rental abatement insurance is not included in the Operating Costs for the Base Operating Year, for purposes of calculating Tenant’s Proportionate Share of the Operating Costs Excess for any particular Lease Year, the cost attributable to the market rate rental abatement insurance shall be included in the Operating Costs for the Base Operating Year on a hypothetical basis in calculating the Tenant’s Proportionate Share of the Operating Costs Excess for such Lease Year.

11.6      MUTUAL WAIVER OF SUBROGATION

The parties hereto shall each procure an appropriate clause in, or endorsement on, any property insurance policy maintained or required to be maintained by the parties hereunder on the Property, Premises or any personal property, fixtures or equipment located thereon or therein, pursuant to which the insurer waives subrogation or consents to a waiver of right of recovery in favor of either party, its respective agents or employees. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its agents or employees for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance regardless of the cause or origin of such loss or damage, including, but not limited to, the negligence of such other party or its agents or employees.

11.7      LANDLORD’S INSURANCE

Landlord shall maintain and keep in effect throughout the Lease Term (a) insurance against loss or damage to the Building by fire or other casualty as may be included within either fire and extended coverage insurance or “special form “ insurance in commercially reasonable amounts at least equal to the full replacement cost thereof, (b) commercial general liability insurance in amounts reasonably determined by Landlord to equal amounts carried by prudent owners of properties in the area in which the Property is located, and (c) such other insurance coverages and policies as Landlord determines. Any such coverages may be effected directly and/or through the use of blanket insurance coverage covering more than one location and may contain such commercially reasonable deductibles as Landlord may elect in its discretion. The cost of all such insurance shall be included as part of Operating Costs.

ARTICLE XII
CASUALTY

12.1      DEFINITION OF “SUBSTANTIAL DAMAGE” AND “PARTIAL DAMAGE”

The term “ substantial damage ,” as used herein, shall refer to damage which is of such a character that in Landlord’s reasonable, good faith estimate the same cannot, in ordinary course, be expected to be repaired within ninety (90) calendar days from the time that such repair work would commence. Any damage which is not “substantial damage” is “ partial damage .” Within thirty (30) days after the occurrence of any damage, Landlord shall notify Tenant (“ Landlord’s Casualty Notice ”) of the reasonable determination of landlord’s architect whether such damage is “substantial” or “partial.”

12.2      PARTIAL DAMAGE TO THE BUILDING

If during the Lease Term there shall be partial damage to the Building by fire or other casualty and if such damage shall materially interfere with Tenant’s use of the Premises as contemplated by this Lease, Landlord shall promptly proceed to restore the Building to substantially the condition in which it was immediately prior to the occurrence of such damage, provided however, that in no event shall Landlord be obligated to expend more than the insurance proceeds actually received by Landlord, plus any deductible carried by Landlord.

12.3      SUBSTANTIAL DAMAGE TO THE BUILDING

If during the Lease Term there shall be substantial damage to the Building by fire or other casualty and if such damage shall materially interfere with Tenant's use of the Premises as contemplated by this Lease, Landlord shall promptly restore the Building to the extent reasonably necessary to enable Tenant's use of the Premises, unless Landlord, within ninety (90) days after the occurrence of such damage, shall give notice to Tenant of Landlord's election to terminate this Lease, provided however, that in no event shall Landlord be obligated to expend more than the insurance proceeds actually received by Landlord, plus any deductible carried by Landlord, and provided that Landlord may not terminate this Lease unless Landlord similarly terminates the leases of other tenants in the Building aggregating at least 80% of the portion of the Building immediately prior to such damage. The Landlord shall have the right to make such election in the event of substantial damage to the Building whether or not such damage materially interferes with Tenant's use of the Premises. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. If Landlord has not restored the Premises to the extent required under this Section 12.3 within nine (9) months after the date of such damage or destruction, such nine-month period to be extended to the extent of any delays of the completion of such restoration due to matters beyond Landlord's reasonable control, or if the Premises shall be substantially damaged during the last twelve (12) months of the Lease Term then, Tenant may elect to terminate this Lease by giving written notice of such election to Landlord within thirty (30) days after the end of such nine-month period and before the substantial completion of such restoration or, if during the last twelve (12) months, at the time of such casualty, as the case may be. If Tenant so elects to terminate this Lease, then this Lease and the term hereof shall cease and come to an end on the date that is thirty (30) days after the date that Landlord receives Tenant's termination notice, unless on or before such date Landlord has substantially completed such restoration.

12.4      ABATEMENT OF RENT

If during the Lease Term the Building shall be damaged by fire or casualty and if such damage shall materially interfere with Tenant’s use of the Premises as contemplated by this Lease, a just proportion of the Rent payable by Tenant hereunder shall abate proportionately for the period in which, by reason of such damage, there is such interference with Tenant’s use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant’s use of the Premises, but such abatement or reduction shall end twenty (20) days of when Landlord shall have substantially restored the Premises or so much thereof as shall have been originally constructed by Landlord (exclusive of any of Tenant’s fixtures, furnishings, equipment and the like or work performed therein by Tenant) to substantially the condition in which the Premises were prior to such damage.

12.5      MISCELLANEOUS

In no event shall Landlord have any obligation to make any repairs or perform any restoration work under this Article XII if prevented from doing so by reason of any cause beyond its reasonable control, including, without limitation, the requirements of any applicable laws, codes, ordinances, rules, or regulations, the refusal of the holder of a mortgage or ground lease affecting the Premises to make available to Landlord the net insurance proceeds attributable to such restoration, or the inadequacy of such proceeds to fund the full cost of such repairs or restoration, but reasonably promptly after Landlord ascertains the existence of any such cause, it shall either terminate this Lease or waive such condition to its restoration obligations and proceed to restore the Premises as otherwise provided herein. Further, Landlord shall not be obligated in any event to make any repairs or perform any restoration work to any alterations, additions, or improvements to the Premises performed by or for the benefit of Tenant (all of which Tenant shall repair and restore) or to any fixtures in or portions of the Premises or the Building which were constructed or installed by or for some party other than Landlord or which are not the property of Landlord.

ARTICLE XIII
EMINENT DOMAIN

13.1      RIGHTS OF TERMINATION FOR TAKING

If the Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) physically unsuitable for Tenant’s purposes, shall be taken (including a temporary taking in excess of 180 days) by condemnation or right of eminent domain or sold in lieu of condemnation, Landlord or Tenant may elect to terminate this Lease by giving notice to the other of such election not later than thirty (30) days after Tenant has been deprived of possession.

Further, if so much of the Building (which may include the Premises) or the Lot shall be so taken, condemned or sold or shall receive any direct or consequential damage by reason of anything done pursuant to public or quasi-public authority such that continued operation of the same would be uneconomical, Landlord or Tenant may elect to terminate this Lease by giving notice to the other party of such election not later than thirty (30) days after the effective date of such taking.

Should any part of the Premises be so taken or condemned or receive such damage and should this Lease be not terminated in accordance with the foregoing provisions, Landlord shall promptly after the determination of Landlord’s award on account thereof, expend so much as may be necessary of the net amount which may be awarded to Landlord in such condemnation proceedings in restoring the Premises to an architectural unit that is reasonably suitable to the uses of Tenant permitted hereunder. Should the net amount so awarded to Landlord be insufficient to cover the cost of so restoring the Premises, in the reasonable estimate of Landlord, Landlord may, but shall have no obligation to, supply the amount of such insufficiency and restore the Premises to such an architectural unit, with all reasonable diligence, or Landlord may terminate this Lease by giving notice to Tenant within a reasonable time after Landlord has determined the estimated cost of such restoration; provided that Landlord may not terminate this Lease unless Landlord similarly terminates the leases of other tenants in the Building aggregating at least 80% of the portion of the Building immediately prior to such taking or condemnation.

If Landlord has not restored the Premises to the extent required under this Section 13.1 within nine (9) months after the date of such taking, such nine-month period to be extended to the extent of any delays of the completion of such restoration due to matters beyond Landlord's reasonable control, or if the Premises or any portion thereof shall be taken during the last twelve (12) months of the Lease Term then, in either such case, Tenant may elect to terminate this Lease by giving written notice of such election to Landlord within thirty (30) days after the end of such nine-month period or, if during the last twelve (12) months, at the time of the taking and before the substantial completion of such restoration, as the case may be. If Tenant so elects to terminate this Lease, then this Lease and the term hereof shall cease and come to an end as if such expiration date were the original expiration date of this Lease on the date that is thirty (30) days after the date that Landlord receives Tenant's termination notice, unless on or before such date Landlord has substantially completed such restoration.

Landlord warrants and represents that it is unaware of any currently pending or potential governmental takings or planned takings of any of the Premises.

13.2      PAYMENT OF AWARD

The Landlord shall have and hereby reserves and accepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building and the Lot and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking or damage, as aforesaid. Tenant covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of any of Tenant’s trade fixtures installed in the Premises by Tenant at Tenant’s expense, for relocation expenses, Tenant’s Alterations, and for Tenant’s leasehold interest hereby created, provided that such action shall not affect the amount of compensation otherwise recoverable hereunder by Landlord from the taking authority.

13.3      ABATEMENT OF RENT

In the event of any such taking of the Premises, the Rent or a fair and just proportion thereof, according to the nature and extent of the damage sustained, shall be suspended or abated, as appropriate and equitable in the circumstances, and based on the useable to non-useable square footage of the Premises.

13.4      MISCELLANEOUS

In no event shall Landlord have any obligation to make any repairs under this Article XIII if prevented from doing so by reason of any cause beyond its reasonable control, including, without limitation, requirements of any applicable laws, codes, ordinances, rules, or regulations or requirements of any mortgagee. Further, Landlord shall not be obligated to make any repairs to any portions of the Premises or the Building which were constructed or installed by some party other than Landlord or which are not the property of Landlord, and Tenant shall be obligated to perform any repairs on and restorations to any of Tenant’s alterations, additions, or improvements to the Premises performed by or for the benefit of Tenant.

ARTICLE XIV
DEFAULT

14.1      TENANT’S DEFAULT

(a)      If at any time any one or more of the following events (herein referred to as a “ Default of Tenant ”) shall occur:

(i)      Tenant shall fail to make payment of Rent or any other monetary amount due under this Lease, including the Tenant’s Share of the Landlord’s Work Costs, within five (5) business days after Landlord has sent to Tenant written notice of such default;

(ii)      Tenant shall fail to perform or observe any other covenant or provision herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or, if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity, except to the extent that Tenant is delayed by cause of Force Majeure as defined in Article 14.2 of this Lease (and this Lease and the obligations of Landlord hereunder shall not be affected or impaired because Tenant is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of a Force Majeure Event, and the time for Tenant’s performance shall be extended for the period of any such delay);

(iii)      except as otherwise provided by applicable law, if the estate hereby created shall be taken on execution or by other process of law, or if Tenant shall be judicially declared bankrupt or insolvent according to law, or if any assignment shall be made of the property of Tenant for the benefit of creditors, or if a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer shall be appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction, or if a petition shall be filed for the reorganization of Tenant under any provisions of law now or hereafter enacted, and such proceeding is not dismissed within sixty (60) days after it is begun, or if Tenant shall file a petition for such reorganization, or for arrangements under any provisions of such laws providing a plan for a debtor to settle, satisfy, or extend the time for the payment of debts;

then, in any such case, Landlord may, in addition to any remedies otherwise available to Landlord, immediately or at any time thereafter, in accordance with all applicable Laws, repossess the same as of Landlord’s former estate, and expel Tenant and those claiming by, through or under it and remove its or their effects without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant and/or Landlord may terminate this Lease by notice to Tenant and this Lease shall come to an end on the 5th day after such notice as fully and completely as if such 5th day were on the date herein originally fixed for the expiration of the term of this Lease (Tenant hereby waiving any rights of redemption, if any, under M.G.L. c.186, §11 to extent that such rights may be lawfully waived), and Tenant will then quit and surrender the Premises to

Landlord, but Tenant shall remain liable as herein provided. To the extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease. In the event of any such termination, entry or re-entry, Landlord shall have the right to the extent permitted under applicable law to remove and store Tenant’s property and that of persons claiming by, through or under Tenant at the sole risk and expense of Tenant and, if the Tenant does not make arrangements to collect such property within thirty (30) days of termination, entry or re-entry and if Landlord so elects, (x) to sell such property at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant and pay the balance, if any, to Tenant, or (y) to dispose of such property in any manner in which Landlord shall elect, Tenant hereby agreeing to the fullest extent permitted by law that it shall have no right, title or interest in any property remaining in the Premises thirty (30) days after such termination, entry or re-entry.

(b)      Tenant covenants and agrees, notwithstanding any termination of this Lease as aforesaid or any entry or re‑entry by Landlord, whether by summary proceedings, termination, or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Rent and other charges reserved as they would become due under the terms of this Lease if this Lease had not been terminated or if Landlord had not entered or re‑entered, as aforesaid, and whether the Premises be re-let or remain vacant, in whole or in part, or for a period less than the remainder of the Term, or for the whole thereof; but in the event the Premises be re-let by Landlord, Tenant shall be entitled to a credit in the net amount of rent received by Landlord in re-letting, after deduction of all expenses incurred in re-letting the Premises (including, without limitation, reasonable preparation of the space for reletting; brokerage fees, attorneys’ fees and the like), and in collecting the rent in connection therewith. As an alternative, at the election of Landlord, Tenant will upon such termination pay to Landlord, as damages, such a sum as at the time of such termination represents the amount of the excess, if any, discounted to present value, of the then fair market value of the total Rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the Lease Term if the lease terms had been fully complied with by Tenant over and above the then cash rental value (in advance) of the Premises for what would be the then unexpired Lease Term if the same remained in effect. For the purposes of this Section, the " remainder of the Lease Term " shall not include the Extension Term available to Tenant under Section 3.2 of this Lease except to the extent that the extension option for such Extension Term has already been exercised by Tenant in accordance with the provisions of Section 3.2. For purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with immediately preceding sentence, the total amount due shall be computed by assuming that Tenant’s Proportionate Share of Taxes and Tenant’s Proportionate Share of Operating Costs would be, for the balance of such unexpired term, the amount thereof respectively for the tax and lease years in which such termination, entry or re-entry shall occur.

(c)      In case of any Default of Tenant, re-entry, entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Lease Term and may grant reasonable concessions or free rent to the extent that Landlord considers advisable or necessary to re-let the Premises and (ii) make such alterations, repairs and decorations in the Premises as Landlord, in its sole judgment, considers advisable or necessary for the purpose of re-letting the Premises; and no action by Landlord in accordance with the foregoing shall operate or be construed to release Tenant from liability hereunder as aforesaid. It is specifically understood and agreed that Landlord shall be entitled to take into account in connection with any re-letting of the Premises all relevant factors which would be taken into account by a sophisticated developer in securing a replacement tenant for the Premises, such as, but not limited to, the first class quality of the Building and the financial responsibility of any such replacement tenant. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting, and Tenant hereby waives, to the extent permitted by applicable law, any obligation Landlord may have to mitigate Tenant’s damages. The Landlord agrees to list the Premises with a broker in the event of a termination, entry or re-entry under this ARTICLE XIV, provided that Landlord’s obligation to list the Premises as provided herein is independent of Tenant’s obligations under this ARTICLE XIV and shall not be construed to entitle Tenant to set-off against any amounts payable by Tenant hereunder in the event of a breach or alleged breach by Landlord of such obligation. In no event shall Landlord be obligated to give priority to the re-letting of the Premises over any other Premises in the Building or any other building owned by Landlord. Notwithstanding anything to the contrary herein, Landlord agrees that it shall use reasonable efforts to mitigate its damages as a result of

Tenant’s default. It is agreed and understood that Landlord’s obligation to mitigate damages shall be deemed satisfied by its providing adequate information to a commercial broker as to the availability of such space (based on a customary brokerage fee being earned by such broker), having the Premises available for inspection by prospective tenants during reasonable business hours, and by acceptance of a commercially reasonable offer for the Premises (or reasonable portion thereof) from a creditworthy person or entity based on a form of lease agreement which is substantially the same as the form utilized for other space tenants in the Building, without material change therefrom (and Landlord shall be under no obligation to accept any offer other than a commercially reasonable offer from a creditworthy person or entity at then going rental rates for the Building).

(d)      If there is at any time an assignee of this Lease or any interest of Tenant herein, the happening of any of the events described in paragraph (a)(iii) of this Section with respect to such assignee shall constitute a Default of Tenant hereunder.

(e)      The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may, at any time, be entitled lawfully and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

(f)      Subject to Section 17.16 hereunder which provisions shall control as to the allocation of such liabilities as between Landlord and Tenant, all costs and expenses incurred by or on behalf of Landlord (including, without limitation, reasonable attorneys’ fees and expenses) in enforcing its rights hereunder or occasioned by any Default of Tenant shall be paid by Tenant provided Landlord is the prevailing party or a settlement is made in favor of Landlord in connection therewith.

(g)      Upon any Default of Tenant or the expiration or termination of this Lease, Landlord shall have the right of summary process under Massachusetts General Laws Chapter 239, or other applicable statutes, and such other rights to recover possession as permitted by law.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy, insolvency, or like proceedings by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

All references contained in this Lease to the terms “ Default ”, “ default ,” “ breach ,” “ event of default ” or words of similar import shall be construed to mean default beyond any applicable notice and grace period. All references to the terms “ expenditures ”, “ fees ”, “ expenses ” and words of similar import contained in the lease shall be construed to mean reasonable third party expenditures, fees and expenses actually incurred.

14.2      LANDLORD’S DEFAULT

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within 30 days, or such additional time as is reasonably required to correct any such default after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, provided that Landlord commences such cure within thirty (30) days of such notice, except in the event of an emergency situation, whereby Landlord should proceed to cure immediately upon Tenant’s notice thereof. It is the express understanding and agreement of the parties and a condition of Landlord’s agreement to execute this Lease that in no event shall Tenant have the right to terminate this Lease or seek an abatement to or offset from Base Rent or other Rent as a result of Landlord’s default, but Tenant shall be entitled to seek all other remedies, at law or equity, as a result of such default. Tenant hereby waives its right to recover punitive or consequential damages arising out of any act, omission or default by Landlord. This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of a Force Majeure Event (as defined below), and the time for Landlord’s performance shall be extended for the period of any such delay. As used herein, a “ Force Majeure Event ” shall be any delay caused by or resulting from acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, governmental regulations, unusually severe weather, or other causes beyond such party’s reasonable control (other than lack of funds).

ARTICLE XV
THE LANDLORD’S ACCESS TO PREMISES

15.1      THE LANDLORD’S RIGHT OF ACCESS

The Landlord and its agents, contractors, and employees shall have the right to enter the Premises at all reasonable hours upon not less than twenty four (24) hours advance notice, except in exigent circumstances, or any time in case of emergency, while accompanied by a representative of Tenant (provided one is made reasonably available by Tenant), for the purpose of inspecting or of making repairs or alterations, to the Premises or the Building or additions to the Building, and Landlord shall also have the right to make access available at all reasonable hours upon not less than twenty four (24) hours’ notice to prospective or existing mortgagees or purchasers of any part of the Building. To assure access by Landlord to the Premises, Tenant shall provide Landlord with duplicate copies of all keys used by Tenant in providing access to the Premises. Landlord will use commercially reasonable efforts to conduct any Landlord required repairs within the Premises without interference to the ability of Tenant to conduct its business at the Premises.

For a period commencing nine (9) months prior to the expiration of the Lease Term, Landlord may have reasonable access to the Premises at all reasonable hours upon not less than twenty four (24) hours advance notice for the purpose of exhibiting the same to prospective tenants.

ARTICLE XVI
RIGHTS OF MORTGAGEES

16.1      SUBORDINATION AND ATTORNMENT

(a)      If any holder of a mortgage or holder of a ground lease of property which includes the Premises, executed and recorded subsequent to the date of this Lease, shall so elect, the interest of Tenant hereunder shall be subordinate to the rights of such holder, provided that such holder shall, by a commercially reasonable non-disturbance agreement, agree to recognize in writing the rights of Tenant under this Lease upon the terms and conditions set forth herein, and the performance by Tenant of Tenant’s obligations hereunder; or

(b)      If any holder of a mortgage or holder of a ground lease of property which includes the Premises executed and recorded prior to the date of this Lease shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed and delivered, and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage.

The election of any such holder as to Subsection (a) above shall be exercised by notice to Tenant, in the same fashion as notices under this Lease are given by Landlord to Tenant, and, if such notice is given, such subordination shall be effective as to all advances then or thereafter made by such holder under such mortgage or in connection with such ground lease. Any election as to Subsection (b) above shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument, in which such holder subordinates its rights under such mortgage or ground lease to this Lease.

(c)      Forthwith upon the request of Landlord, the holder of any mortgage or deed of trust affecting the Premises, or the lessor under any ground lease affecting the Premises, Tenant shall execute and deliver to such party an attornment agreement providing that Tenant shall attorn to such holder or lessor in the event of a foreclosure of such mortgage or deed of trust or transfer in lieu thereof or a termination of such ground lease and incorporating such other terms and conditions as such party may reasonably require, provided that such agreement includes a commercially reasonable non-disturbance agreement by such other party to recognize the rights of Tenant under this Lease. Subject to the such attornment agreement, Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage or deed of trust made by Landlord, its successors or assigns, encumbering the Premises, or any part thereof, or in the event of termination of any ground lease, if so requested, attorn to the purchaser or ground lessor upon such foreclosure, sale or termination or upon any grant of a deed in lieu of foreclosure and recognize such purchaser or ground lessor as Landlord under this Lease.

(d)      Tenant agrees on request of Landlord to execute and deliver from time to time any instrument that Landlord may reasonably deem necessary to implement the provisions of this Section 16.1, provided that such instrument does not increase the obligations or decrease the rights of Tenant hereunder or decrease Landlord’s obligations hereunder or otherwise adversely affect the leasehold interest hereby created.

16.2      NOTICE TO MORTGAGEE AND GROUND LESSOR; OPPORTUNITY TO CURE

After receiving written notice from any person, firm, or other entity (or from Landlord on behalf of any such person, etc.) that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the demised premises, Tenant will copy such mortgagor or ground lessor on any notice given to Landlord and the curing of any of Landlord’s defaults by such holder or ground lessor shall be treated as performance by Landlord. Accordingly, no act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder shall have such an effect unless and until such holder or ground lessor, after receipt of a copy of such notice, has failed or refused to correct or cure the condition complained of within thirty (30) days after notice of such default by Landlord beyond the applicable notice and cure period, or if such default cannot be cured in that time, if within such thirty (30) days such holder or ground lessor has not commenced pursing the remedies necessary to cure such default and does not diligently pursue such remedies , but nothing contained in this Section 16 or elsewhere in this Lease shall be deemed to impose any obligation on any such holder or ground lessor to correct or cure any such condition

16.3      ASSIGNMENT OF RENTS

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)      that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder or ground lessor shall, by notice sent to Tenant, specifically otherwise elect; and

(b)      that, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

Landlord hereby agrees that Tenant’s compliance with the assignment of any rents payable hereunder, to any such holder or ground lessor under this Article 16.3 shall not be deemed a violation of the Lease.

16.4      NON-DISTURBANCE AGREEMENT

Landlord represents that as of the date of execution hereof, (i) there are no existing superior mortgages other than mortgage(s) held by Santander Bank, N.A. (“ Existing Mortgagee ”) and (ii) there are no existing superior leases. Within thirty (30) days after the Date of this Lease, Landlord will obtain for Tenant, at no cost to Tenant, a commercially reasonable non-disturbance agreement (“ SNDA ”) with respect to this Lease from the Existing Mortgagee. Landlord shall also obtain an SNDA for Tenant from any future lessor or holder of a superior mortgage as described herein.

ARTICLE XVII
MISCELLANEOUS PROVISIONS

17.1      CAPTIONS

The captions throughout this Lease are for convenience or reference only and shall in no way be held or deemed to define, limit, explain, describe, modify, or add to the interpretation, construction, or meaning of any provision of this Lease.

17.2      BIND AND INURE

Except as herein otherwise expressly provided, the obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The reference herein to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give consent to a particular assignment as required by the provisions of Article VII. Neither the assignment by Landlord of its interest in this Lease as security to a lender holding a mortgage on the Building, nor the acceptance thereof by such lender, nor the exercise by such lender of any of its rights pursuant to said assignment shall be deemed in any way an assumption by such lender of any of the obligations of Landlord hereunder unless such lender shall specifically otherwise elect in writing or unless such lender shall have completed foreclosure proceedings under said mortgage. Whenever the Premises are owned by a trustee or trustees, the obligations of Landlord shall be binding upon Landlord’s trust estate, but not upon any trustee, beneficiary or shareholder of the trust individually.

17.3      NO WAIVER

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease shall not be deemed to be a waiver of such violation or to prevent a subsequent act, which would originally have constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed to be a waiver of such breach by Landlord unless such waiver is in writing signed by Landlord. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

17.4      NO ACCORD AND SATISFACTION

No acceptance by Landlord of a lesser sum than the minimum and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed to be an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease or at law or in equity provided.

17.5      CUMULATIVE REMEDIES

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions. Except as otherwise set forth herein, any obligations of Tenant as set forth herein (including, without limitation, rental and other monetary obligations, repair obligations and obligations to indemnify Landlord) shall survive the expiration or earlier termination of this Lease, and after the expiration of any applicable notice and cure period, Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, in the event Landlord fails to bill Tenant for any Rent on or before the date which is two (2) years after the last day of the year to which such bill applies, then Landlord shall be deemed to have waived the payment of any then unpaid Rent which would have been due pursuant to said bill relate (i.e., Landlord may not render bills or corrected, revised or updated bills in respect of any year more than two (2) years after the expiration of such year).

17.6      PARTIAL INVALIDITY

If any term or provision of this Lease or any portion thereof or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of this Lease and of such term or provision and the application of this Lease and of such term and provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

17.7      LANDLORD’S RIGHT TO CURE; SURVIVAL

If Tenant shall at any time default in the performance of any obligation under this Lease beyond applicable notice and cure periods, Landlord shall have the right, but not the obligation, to enter upon the Premises and/or to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing any such obligations, Landlord may make any payment of money or perform any other act. All reasonable sums so paid by Landlord (together with interest at the Lease Interest Rate) and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately upon written demand; and if Tenant shall default in such payment, Landlord shall have the same rights and remedies as Landlord has hereunder for the failure of Tenant to pay Rent. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease. Except as otherwise set forth herein, any obligations of Tenant as set forth herein (including, without limitation, rental and other monetary obligations, and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease, and Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Lease).

17.8      ESTOPPEL CERTIFICATES

Tenant agrees on the Term Commencement Date and from time to time thereafter, upon not less than fifteen (15) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, certifying that this Lease is unmodified and in full force and effect, that Tenant has no defenses, offsets or counterclaims against its obligations to pay rent and other charges required under this Lease and to perform its other covenants under this Lease and that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there have been any modifications, that this Lease is in full force and effect, as modified, and stating the modifications, and, if there are any defenses, offsets, counterclaims or defaults, setting them forth in reasonable detail), and the dates to which the Rent and other charges have been paid. Any such statement delivered pursuant to this Section 17.8 may be relied upon by any prospective purchaser or mortgagee of the property which includes the Premises or any prospective assignee of any such mortgagee, however, Tenant shall incur no liability for its certifications reasonably made by Tenant in good faith.

Landlord agrees on the Term Commencement Date and from time to time thereafter, upon not less than fifteen (15) days’ prior written request by Tenant, to execute, acknowledge and deliver to Tenant a statement in writing, certifying that this Lease is unmodified and in full force and effect, that Landlord has no defenses, offsets or counterclaims with respect to its obligations under this Lease and to perform its other covenants under this Lease and that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there have been any modifications, that this Lease is in full force and effect, as modified, and stating the modifications, and, if there are any defenses, offsets, counterclaims or defaults, setting them forth in reasonable detail), and the dates to which the Rent and other charges have been paid. Any such statement delivered pursuant to this Section 17.8 may be relied upon by any prospective purchaser or mortgagee of the property which includes the Premises or any prospective assignee of any such mortgagee or any other party.

17.9      BROKERAGE

Each party hereto warrants and represents that it has dealt with no real estate broker or agent other than the Broker(s) named in Section 1.2 above in connection with this transaction and agrees to defend, indemnify and save the other party harmless from and against any and all claims for commissions or fees arising out of this Lease which, as to the respective parties, are inconsistent with such party’s warranties and representations. Landlord shall be responsible for any commissions or fees owed to the Brokers in connection with this transaction in accordance with a separate agreement between the Brokers and Landlord. This Section shall survive the expiration or earlier termination of this Lease.

17.10      ENTIRE AGREEMENT

All negotiations, considerations, representations, and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supersedes any proposals or other written documents relating hereto. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. Except as otherwise stated in this Lease, Tenant hereby acknowledges that no real estate broker nor Landlord or any employee or agents of any of said persons has made any oral or written warranties or representations to Tenant concerning the condition or use by Tenant of the Premises or the Property or concerning any other matter addressed by this Lease. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change, or modify any of the provisions hereof.

17.11      HOLDOVER

If for any reason Tenant holds over or occupies the Premises (or any portion thereof) beyond the Lease Term without the written consent of Landlord, Tenant shall have no more rights than a tenant by sufferance (or, at Landlord’s sole option, such holding over shall constitute a tenancy from month to month, terminable by either party upon 30 days prior written notice to the other); and, in any case, Tenant shall be liable for payment of Rent during such period in an amount equal to one hundred fifty percent (150%) of the Base Rent payable immediately preceding the termination date of this Lease, with such tenancy otherwise on the same terms and conditions as set forth in the Lease, as far as applicable. In addition, if Tenant shall hold over for more than 30 days beyond such expiration or earlier termination without Landlord’s written consent, Tenant shall be subject to costs, losses and damages related to such holding over (including reasonable attorneys’ fees) Landlord may incur as a result of Tenant’s failure to surrender possession of the Premises to Landlord upon the termination of this Lease. Nothing in this Section shall be construed to permit such holding over, or to limit Landlord’s other rights and remedies on account thereof.

17.12      COUNTERPARTS

This Lease is executed in any number of counterparts, each copy of which is identical, and any one of which shall be deemed to be complete in itself and may be introduced in evidence or used for any purpose without the production of the other copies. Delivery of an executed counterpart of this Lease by facsimile or portable document format (PDF) shall be equally effective as delivery of an original executed counterpart.

17.13      CONSTRUCTION AND GRAMMATICAL USAGE

This Lease shall be governed, construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, and Tenant agrees to submit to the personal jurisdiction of any court (federal or state) in said Commonwealth for any dispute, claim or proceeding arising out of or relating to this Lease. In construing this Lease, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so admits or requires. If there be more than one party tenant, the covenants of Tenant shall be the joint and several obligations of each such party and, if Tenant is a partnership, the covenants of Tenant shall be the joint and several obligations of each of the partners and the obligations of the firm.

17.14      WHEN LEASE BECOMES BINDING

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.

17.15      SECURITY DEPOSIT

Simultaneously with the execution and delivery of this Lease, Tenant shall deliver to Landlord a security deposit (the “Security Deposit”), which Security Deposit shall be in the Security Deposit Amount (as defined in Section 1.2) and shall consist of cash. During the Term hereof, and any extensions thereof, and for 60 days after the expiration of the Term, or for so long thereafter as Tenant is in possession of the Premises or has unsatisfied obligations hereunder to Landlord, the Security Deposit shall be security for the full and timely performance of Tenant’s obligations under this Lease; which cash may be used and applied from time to time against outstanding obligations of Tenant hereunder without notice or demand, subject to applicable notice and cure periods. Tenant shall have no right to require Landlord to so apply the Security Deposit, nor shall Tenant be entitled to credit the same against Rent or other sums payable hereunder; no interest shall accrue thereon. No trust relationship is created herein between Landlord and Tenant with respect to said Security Deposit. Tenant acknowledges that the Security Deposit is not an advance payment of any kind or a measure of Landlord’s damages in the event of Tenant’s default; Landlord shall not be obliged to keep the Security Deposit as a separate fund or pay interest thereon but may commingle the Security Deposit with its own funds. Tenant hereby waives the provisions of any law which is inconsistent with this Section 17.15. The Security Deposit shall be reduced during the Lease Term commencing on the third anniversary of the month Tenant commences paying Rent in accordance with the provisions under Section 1.2 of this Lease.

17.16      LEGAL EXPENSES

If either party hereto be made or becomes a party to any litigation commenced by or against the other party involving the enforcement of any of the rights and remedies of such party, or arising on account of the default of the other party in the performance of such party’s obligations hereunder, then the prevailing party in any such litigation, or the party becoming involved in such litigation because of a claim against such other party, as the case may be, shall receive from the other party all costs and reasonable attorneys’ fees incurred by such party at trial and on appeal in connection with such litigation.

17.17      NO SURRENDER

The delivery of keys to any employee of Landlord or to Landlord’s agents or employees shall not operate as a termination of this Lease or a surrender of the Premises.

17.18      COVENANT OF QUIET ENJOYMENT

Subject to the terms and provisions of this Lease and on payment of the Rent, additional rent, and other sums due hereunder and compliance with all of the terms and provisions of this Lease within any applicable notice and cure period, Tenant shall have the right to lawfully, peaceably, and quietly have, hold, occupy, and enjoy the Premises during the term hereof, without hindrance or ejection by Landlord or by any persons lawfully claiming under Landlord, or by any of Landlord’s other tenants; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

17.19      NO PERSONAL LIABILITY OF THE LANDLORD

Tenant agrees to look solely to Landlord’s then equity interest in the Building and the Lot at the time owned or in which Landlord holds an interest as ground lessee, and the rents, income and other proceeds therefrom, for recovery of any judgment from Landlord; it being specifically agreed that neither any member of Landlord (whether Landlord be an individual, partnership, firm, corporation, trustee, or other fiduciary) nor any partner, policyholder, officer, manager, member, shareholder or director of Landlord, nor any trust of which any person holding Landlord’s interest is trustee nor any successor in interest to any of the foregoing shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors only with respect to breaches occurring during Landlord’s and Landlord’s successors’ respective periods of ownership of Landlord’s interest hereunder. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord ever be liable for any indirect, special or consequential damages suffered by Tenant or Tenant’s agents from any cause whatsoever. Notwithstanding any other provision of this Lease to the contrary, in no event shall Tenant ever be liable for any indirect, special or consequential damages suffered by Landlord or Landlord’s agents from any cause whatsoever, except as provided in Sections 5.7 and 17.11.

17.20      NOTICES

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be delivered by hand or sent by registered or certified mail, postage prepaid or by so-called “express” mail (such as Federal Express or U.S. Postal Service Express Mail):

If intended for Landlord, addressed to Managing Agent at the address set forth in Section 1.2 with a copy to Landlord at the address set forth in Section 1.2 and to (i) Thomas W. Tavenner, Jr. Esq., Dalton & Finegold LLP, 34 Essex Street, Andover, Massachusetts 01810, and (ii) Lincoln Property Company, 1000 McKinney Avenue, Suite 1000, Dallas, Texas 75201, or to such other addresses as may from time to time hereafter be designated by Landlord by like notice.

If intended for Tenant, addressed to Tenant at the address set forth on the first page of this Lease, with a copy of any default notice to Tenant’s counsel, J. Goodwin Bland, Esq., Morgan Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice.

All such notices shall be effective upon delivery, attempted delivery, or refusal, whichever occurs first, at the address or addresses of the intended recipient, as set forth above.

17.21      MECHANIC’S LIENS

Tenant agrees immediately to discharge (either by payment or by the filing of the necessary bond, or otherwise) any mechanics’, materialmen’s or other lien or encumbrance against the Premises and/or Landlord’s interest therein, which liens may arise out of any payment due, or purported to be due, for any labor, services, materials, supplies or equipment alleged to have been furnished to or for Tenant in, upon or about the Premises, excluding any for Landlord’s Work as defined in this Lease. If Tenant shall fail to so discharge such lien or encumbrance within thirty (30) days of notice of filing then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge same (either by payment or by filing of the necessary bond or otherwise) and any amount paid by Landlord for any of the aforesaid purposes, and all actual and legal and other expenses of Landlord, including actual counsel fees, in or about procuring the discharge of such lien, together with all necessary disbursements in connection therewith, and together with interest thereon at the rate set forth in Section 12.3 from the date of payment, shall be repaid by Tenant to Landlord, within ten (10) days of rendition of any bill or statement to Tenant therefore and if unpaid may be treated as additional rent. Nothing contained in this Lease shall prevent Tenant from granting a security interest or chattel mortgage in any of Tenant’s property, and nothing herein shall prevent Tenant from contesting any such lien in good faith.

17.22      RECORDING

Tenant agrees not to record the within Lease, but, if required by applicable law in order to protect Tenant’s interest in the Premises, each party hereto agrees, on the request of the other, to execute a so-called memorandum of lease or short form lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

17.23      TENANT’S FINANCIAL CONDITION

Tenant warrants and represents that all information furnished to Landlord or Landlord’s representatives in connection with this Lease are true and correct and in respect of the financial condition of Tenant, properly reflect the same without material adverse change, as of the date hereof. Upon Landlord’s request, which may be made no more often than annually, Tenant shall furnish to Landlord, at Tenant’s sole cost and expense, then current financial statements of Tenant (if audited statements have been recently prepared on behalf of Tenant, or otherwise certified as being true and correct by the chief financial officer of Tenant). All information provided to Landlord shall be held strictly confidential. Notwithstanding the above, in the event the capital stock of Tenant is then traded on a National Exchange (as defined under Federal securities law) and Tenant’s most recent 10-K (and, if more recent, 10-Q), or similar financial document provided for entities listed on the Australian national stock exchange, is readily available to the public for review (i.e., via the internet), Landlord shall obtain same from such sources and such document will satisfy the requirements of Section 17.23 of this Lease.

17.24      WAIVER OF COUNTERCLAIMS

If Landlord commences any summary proceeding for possession of the Premises based on an event of default by Tenant hereunder, Tenant hereby waives the right to interpose any non‑compulsory counterclaim of whatever nature or description in any such proceeding; provided, however, that Tenant shall have the right to bring a separate action against Landlord to the extent otherwise allowed under this Lease as long as Tenant does not attempt to have such action joined or otherwise consolidated with Landlord’s summary proceeding.

17.25      CONSENTS

Except as otherwise specifically provided in this Lease, any consent or approval to be given by Landlord under this Lease may be withheld or denied at Landlord’s sole and absolute reasonable discretion. Whenever in this Lease the consent or approval of Landlord is required, and it is specifically provided that such consent or approval is not to be unreasonably withheld, delayed or conditioned, but nevertheless Landlord shall refuse or delay or condition such consent or approval, Tenant shall not be entitled to make any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by any setoff, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or delayed or conditioned its consent or approval; and Tenant’s sole remedy in such circumstances shall be an action or proceeding for specific performance, injunctive relief or declaratory judgment, plus reasonable attorney’s fees.

17.26      EASEMENTS

Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably materially interfere with the use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents within ten (10) days after Landlord’s request and Tenant’s failure to do so shall constitute a default by Tenant. The obstruction of Tenant’s view, air, or light by any structure erected in the vicinity of the Property, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

17.27      CHANGES TO PROPERTY

Landlord shall have the right, from time to time, to make changes to the size, shape, location, number and extent of the improvements comprising the Property (hereinafter referred to collectively as “ Changes ”) including, but not limited to, the Building interior and exterior, the common areas and elements thereof, elevators, escalators, restrooms, HVAC, electrical systems, communication systems, fire protection and detection systems, plumbing systems, security systems, parking control systems, driveways, entrances, parking spaces, parking areas and landscaped areas; provided that such Change shall not (a) unreasonably diminish Tenant’s ingress and egress to and from the Building and the Premises, (b) unreasonably diminish elevator or other services or facilities from the level required of Landlord in this Lease as a result thereof, or (c) adversely affect Tenant’s use of the Premises for the Permitted Uses. In connection with the Changes, Landlord may, among other things, erect scaffolding or other necessary structures at the Property, limit or eliminate access to portions of the Property, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Changes and Landlord’s actions in connection with such Changes shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent. Notwithstanding anything to the contrary contained herein, although Landlord shall use commercially reasonable efforts to minimize any material interference of Tenant’s use or occupancy of or access to the Premises, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Changes unless caused by Landlord’s gross negligence or willful misconduct, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such Changes or Landlord’s actions in connection with such Changes unless caused by Landlord’s gross negligence or willful misconduct and causes Tenant to be unable to conduct its business at any portion of the Premises for more than three (3) consecutive days, then Tenant’s Rent with respect to such portion of the Premises will abate from the fourth (4 th ) day until the day that Tenant may reasonably resume its business in such portion of the Premises.

17.28      COVENANTS

This Lease shall be construed as though Landlord’s covenants contained herein are independent and not dependent and Tenant hereby waives the benefit of any law to the contrary. All provisions of this Lease to be observed or performed by Tenant are both covenants and conditions.

17.29      AUCTIONS

Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises or the Property. The holding of any auction on the Premises or common areas in violation of this Section shall constitute a default hereunder.

17.30      AUTHORITY

If Tenant is a corporation, limited liability corporation, trust, or general or limited partnership, Tenant, and each individual executing this Lease on behalf of such entity, represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of said entity, that said entity is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms. If Tenant is a corporation, trust or partnership, Tenant shall deliver to Landlord upon request evidence of such authority satisfactory to Landlord.

17.31      RELATIONSHIP OF PARTIES

Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

17.32      RIGHT TO LEASE

Landlord reserves the absolute right to effect such other tenancies in the Property as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Property.

17.33      CONFIDENTIALITY

The parties acknowledge and agree that the terms of this Lease are confidential. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion, except as required for financial disclosures or securities filings or in connection with proposed assignments or subleases, lenders, proposed joint venturers or investors, or in connection with Tenant’s legitimate business reasons . It is understood and agreed that Landlord’s sole remember for a breach of this provision shall be to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

17.34      USA PATRIOT ACT CERTIFICATION

(a)      Certification . Pursuant to Executive Order 13224, signed by President George W. Bush on September 24, 2001, each of Lender and Tenant hereby certifies to the other that:

(1)      It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(2)      It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation.

(b)      Indemnification . Each of Landlord and Tenant hereby agrees to defend, indemnify and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing certification.

17.35      WAIVER OF JURY TRIAL

LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

THIS SPACE LEFT BLANK – SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this instrument under seal as of the date set forth in Section 1.2, above.

LANDLORD	RFP LINCOLN 293, LLC
a Massachusetts limited liability company

	By:	Lincoln Route 20 (MA), a Delaware limited liability
company, its Managing Member

		By:	Non-Member Manager, Inc., a Texas corporation, its Manager

/s/ Gregory S. Courtwright
		Name:	Gregory S. Courtwright
		Title:	Vice President

TENANT	VALERITAS, INC.
a Delaware corporation

/s/ Erick Lucera
	Name:	Erick Lucera
	Title:	CFO

EXHIBIT A-1

Plan showing the existing Third Floor Space

\\Scott\my documents\DDrive\MISSY\AAdwg\LINCOLN PROPERTIES\293-SKYSCAPE.dwg, Model, 8/18/2010 12:48:36 PM

USER OF PLAN TO FIELD VERIFY ALL CONDITIONS
RECEPTION
EWC
ELEVATORS
LOBBY
WOMEN
MEN
SHAFT
FREIGHT ELEVATOR
ELEC
3'-9"CLEAR
5'-0"CLEAR
34 WORK STATIONS
10,203 RSF
CALLED NORTH

D. F. VALENTE ARCHITECT & PLANNER 571 MAIN STREET REAR SOUTH MEDFORD				PROPOSED OFFICES FOR SKYSCAPE FLOOR 3	FURNITURE & EQUIPMENT PLAN	A-0
FREDLEY R. CHITEL SPACE PLANNING AND INTERIOR DESIGN	1	REVISED AS NOTED PER SITE MTG	8/10/10	293 BOSTON POST ROAD MARLBOROUGH, MA	scale 1/8"=1'-0" drawn by FRC chkd. by date 8/3/10	job no.
	no.	revisions	date / by

Exhibit A-2

Plan showing Lower Level Space

69'-7"±
VACANT STORAGE
MERISEL STORAGE
B40
AREA A
4,968 RSF
4,228 USF
61'-10"±
52'-7"±
9'-3"±
61'-9"±
7'-10"±

PROPOSED BASEMENT AREA FLOOR PLAN-OPTION C

NOTE: ALL DIMENSIONS ARE APPROXIMATE

PROPOSED AREA PLAN FOR:

VALERITAS

293 BOSTON POST ROAD
MARLBOROUGH, MASSACHUESTTS
2017_0145SF1 4/28/2017

INFORMATION BY OTHERS
NO FIELD CONFIRMATIONS HAVE BEEN MADE

THIS SPACE

BASEMENT KEY PLAN

Exhibit B

Intentionally Deleted

EXHIBIT C

RULES AND REGULATIONS

293 Boston Post Road

Marlborough, Massachusetts

In the event of a conflict between the terms of the Lease and the Rules and Regulations, the terms of the Lease shall control.

1.	Heating, lighting and plumbing: The Landlord should be notified at once of any trouble with heating, lighting or plumbing fixtures. Tenants must not leave the doors of the Premises unlocked at night.

2.

The entrances, sidewalks, ways, vestibules, passages, corridors, halls, elevators and stairways shall not be encumbered nor obstructed by Tenant, Tenant’s agents, servants, employees, licensees or visitors, or be used by them for any purpose other than ingress or egress to and from the Premises. Landlord reserves the right to reasonably restrict and regulate the use of aforementioned public areas of the Building by Tenant, Tenant’s agents, employees, servants, licensees and visitors and by persons making deliveries to Tenant.

3.

The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown or placed therein. Damages or maintenance expense resulting from any negligent misuse of fixtures or disposal of the above by Tenant, its servants, employees, agents, visitors, or licensees, shall be borne by Tenant.

4.	The weight and position of all safes and heavy equipment or machines shall be subject to the approval of the Landlord.

5.	Lettering on doors, tablets and building directory shall be subject to the approval of the Landlord; no lettering shall be allowed on outside windows.

6.	No wires for telephone service, electric lights, messenger service or for any other purpose shall be put in the Premises without the consent of the Landlord.

7.	No glass in doors or elsewhere through which light is admitted in to any part of the building shall be obstructed.

8.	No bicycles, vehicles, or animals, except for the disabled, shall be brought into or kept in or about the Premises or Building, except bicycles may be stored at the designated bicycle rack.

9.

After the conclusion of Tenant’s initial move into the Premises, other movement in or out of the Building of furniture or office equipment which requires the use of elevators or stairways or the movement through the main Building entrance shall be restricted to the after business hours designated by Landlord. All such movement shall be under the supervision of Landlord and performed in the manner agreed upon between Tenant and Landlord by pre-arrangement before performance. Such pre-arrangement initiated by Tenant will include the determination by Landlord and subject to Landlord’s reasonable discretion, relating to the time, method, and routing of the items’ movement, as well as reasonable limitations imposed by safety, appearance or other reasonable concerns which may include the prohibition of equipment or any other item from being brought into the Building, as well as the method of the items’ movement through the Building. Tenant shall assume with its contractors, all risk as to damage caused by any such movement or property being moved or injury to persons or public engaged or not engaged in such movement, including equipment, property, and personnel of Landlord if damaged or injured as a result of Tenant or its contractor’s negligent or willful acts in connection with such Tenant arranged moving from the time of entering the property to the completion of work. Landlord shall not be liable for the acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such moving performed by Tenant arrangement, except relating to Landlord’s or its agent’s or contractor’s negligence or misconduct.

10.	Nothing shall be thrown from or taken in through the windows, nor shall anything be left outside the Building on the window sills of the Premises.

11.	No person shall loiter in the halls, corridors, or lavatories.

12.	The Landlord, its agents and employees shall have access at reasonable times and upon reasonable notice to perform their duties in the maintenance and operation of the Premises.

13.	No Tenant shall use any method of heating other than that provided for in the Tenant’s Lease without the consent of the Landlord.

14.	Any damage caused to the Building or the Premises or to any person or property herein as a result of any breach of any of the rules and regulations by the Tenant shall be borne by Tenant.

15.

After the conclusion of Tenant move-in, all deliveries, inclusive of packages, office supplies, etc., must be made via the freight elevator during normal business hours. Landlord’s written approval must be obtained for any delivery made after business hours and Tenant will be responsible for the expense of the security attendant who monitors access to the Building during the period of such delivery.

16.	Tenant shall not permit the parking or standing of delivery vehicles to interfere with the use of any driveway, walk, parking area or other common areas.

17.

No hand trucks or delivery dollies, except those equipped with rubber tires and padded side guards, shall be used in any space, or in public halls of the building, either by Tenant or by jobbers or others in the delivery or receipt of merchandise.

18.	All deliveries to Tenant must be accepted by Tenant. The Landlord and its agents or employees will not accept, sign for, or hold Tenant mail, packages, or deliveries.

19.

Tenant shall not make, or permit to be made, any unseemly or disturbing noises, odors, or vibrations to emanate from premises or otherwise unreasonably disturb or interfere with the occupancy of the Building whether by the use of any equipment, musical instrument, radio, television, talking machine, unmusical noise, whistling, singing, or in any other way.

20.

No additional locks or security devices will be installed without prior notification and approval by Landlord. New locks or re-keying must be coordinated with Landlord and keyed on building master system.

21.

Tenant shall be responsible for persons it authorizes to have access to the Building during non-business hours and shall be liable for and shall coordinate which persons should have access cards issued. Tenant shall keep access card records current and properly identified by employee name.

22.

All service requests of Tenant required of Landlord shall be administered through Building management office. Tenants will not contract independently with employees and agents of Landlord without the coordination of the management office, nor shall Tenant request employees or agents of Landlord to receive or carry messages for or to any Tenant or other person.

23.

None of the entries, passages, doors, elevators, elevator doors, hallways, or stairways shall be blocked or obstructed, nor shall any rubbish, litter, trash, or material of any nature be placed, emptied, or thrown into these areas, nor shall such areas be used at any time except for ingress and egress by Tenant, Tenant’s agents, employees, or invitees.

24.

No boxes, crates, pallets, or other such materials shall be stored in building hallways or other common areas. When Tenant must dispose of crates, boxes, etc., it will be the responsibility of Tenant to dispose of same prior to, or after the hours of 8:00 a.m. and 6:00 p.m., so as to avoid having such debris visible or being moved in the Common Areas during normal business hours. Such items will be removed as part of evening janitorial service at Landlord’s expense.

25.	Each Tenant shall cooperate with Landlord’s employees in keeping leased premises neat and clean.

26.

Unless otherwise provided for in this Lease, Tenant shall not mark, paint, drill into, or in any way deface any part of the Premises, the Building except for Tenant’s interior design components and furnishings in the Premises or the approved signage. Other than for initial move-in, no boring, cutting, or stringing for wires shall be permitted without the prior written consent of Landlord and as Landlord may direct.

27.

Unless otherwise provided in this Lease, neither Tenant, nor its servants, employees, agents, visitors, or licensees, shall at any time bring or keep upon the Premises any flammable, combustible, or explosive fluid, chemical or substance (including Christmas trees and ornaments) except such items as may be incidentally used, provided Tenant notifies Landlord of the location thereof and makes adequate provision for safe storage. No space heaters or fans shall be operated or located in the Premises, other than UL approved or Landlord installed appliances.

28.

Tenant will not locate furnishings or cabinets adjacent to mechanical or electrical panels, HVAC equipment or other mechanical equipment so as to prevent personnel from servicing such units or equipment as routine or emergency access may require. Cost of moving such furnishings for Landlord’s access will be borne by Tenant.

29.

No space in the Premises or Building shall be used for manufacturing, for lodging, sleeping, storage of drugs or medicine not typically found of quality or quantity in First Aid supply kits or for legal purposes.

30.

Tenant shall not place, install or operate on the demised premises or in any part of Building, any engine, stove, or machinery, or conduct mechanical operations or cook thereon or therein except Tenants microwave, refrigerator, additional cooling equipment for file server room (subject to Landlord’s reasonable approval), office and communication equipment.

31.

Tenant will coordinate with Landlord all Tenant arranged contractors, and installation technicians, rendering any construction or installation service to Tenant before performance of any such service. This provision shall apply to all work performed in the Building by Tenant arranged contractors including the installation of telephones, telegraph equipment, electrical devices and attachments, and the installation of any nature affecting the floors, walls, woodwork, trim, windows, ceiling, equipment (other than Tenant’s office equipment), or any other physical portion of the Building.

32.

Smoking is prohibited in common entrances, vestibules, passages, corridors, halls, elevators, stairways, and toilet rooms of the Building. Tenant is responsible for informing all of its vendors, service providers, agents, employees, licensees, and visitors of this policy. Landlord reserves the right to request that any person(s) engaged in the act of smoking (in the common areas recited above), at this or her choice, either cease smoking or leave the common areas of the Building immediately.

33.	Canvassing, soliciting, and peddling in the Building and Parking Lot is prohibited. Landlord and Tenant shall cooperate to prevent same.

34.

Tenant shall restrict parking by Tenant, its employees, service providers, agents, and visitors to the number of parking spaces specified in the lease and to the parking areas designated by Landlord and they shall comply with reasonable parking rules and regulations as may be posted and distributed from time to time.

35.	Tenant will evacuate the Premises and Building in the event of emergency or catastrophe notification; whether practice drill, false alarm, or actual occurrence.

36.	Tenant will notify Landlord of any incidents, accidents, injuries, or hazards which Tenant is aware of, which occur, or are present in Premises or Building.

37.	Tenant will be requested to participate in recycling and other expense reduction programs offered by Building.

38.

Landlord reserves the right to rescind any of these rules and make such other and further reasonable rules and regulations as in Landlord’s judgment shall from time to time be needed for the safety, protection, care and cleanliness of the Premises and/or Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its Tenants, their agents, employees, and invitees, which rules when made and notice thereof given to a Tenant shall be binding upon Tenant in the manner as if originally prescribed and enforced by Landlord without discrimination.

EXHIBIT D

LEGAL HOLIDAYS

BOSTON POST ROAD CORPORATE CENTER

MARLBOROUGH, MASSACHUSETTS

New Year’s Day

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Christmas Day

Building Services will be provided on all other holidays based upon building occupancy at the discretion of the Manager.

EXHIBIT E:

CLEANING SCHEDULE

293 BOSTON POST ROAD

MARLBORO, MASSACHUSETTS

Janitorial services in accordance with the following schedule.

Cleaning in Premises to be performed after 6:00 P.M.

FIVE TIMES PER WEEK

A.     Lobbies, Entries and Hallways (Building Common Area)

1.	Vacuum entire carpeted area, replace furniture to its original position when completed.

2.	Spot clean carpet and remove other foreign substances from carpet.

3.	Damp mop spills as needed leaving floor in a clean, streak free condition.

4.	Empty all waste containers, spot cleaning exterior surfaces and replacing liners as needed.

5.	Dust all main lobby furniture and all horizontal and vertical surfaces within reach, returning to original position when completed.

6.	Clean and polish elevator tracks, spot clean elevator paneling, saddles and doors inside and out as needed.

7.	Spot clean elevator carpet, removing gum and other foreign substances as needed.

8.	Police exterior front entrance, removing debris as needed (cigarette butts, etc.).

9.	Spot clean and polish all metal bright work leaving a bright, streak free condition.

10.	Spot clean all walls, doors and partition glass.

11.	Clean and disinfect all drinking fountains.

12.	Dust fire extinguisher boxes.

13.	Properly arrange all furniture and reading material.

B.     Restrooms

1.	Sweep and dam mop with disinfectant entire floor surface with approved disinfectant floor cleaner and dry, leaving floor in a clean, streak free condition.

2.	Clean and disinfect all sink basins, urinals and toilets completely, leaving toilet seat lids in an upright position.

3.	Empty and wash all waste receptacles replacing liners as needed.

4.	Empty and clean sanitary napkin waste receptacle and replace liners as needed.

5.	Clean and polish all mirrors, chrome fixtures, metal bright work and dispensers.

6.	Restock all toilet, towel, seat cover, soap and sanitary napkin dispensers.

7.	Spot clean walls around sinks, towel dispensers, urinals, partitions and doors.

8.	Dust partitions, top of mirrors and frames.

C.     Conference Room / Classroom Areas

1.	Empty all waste containers, spot cleaning exterior surfaces and replacing liners as needed.

2.	Dust all desks, chairs, chair bases, tables, file cabinets, and other furniture.

3.	Clean counters and telephones.

4.	Properly arrange all furniture and reading literature.

5.	Spot clean carpet and carpet protectors.

D.     Office Areas

1.	Empty all waste containers, replacing liners as needed to prevent odors, spills or any offensive appearance.

2.	Sweep and dust mop all hard floor surfaces with dust control treated dust mop.

3.	Dust all horizontal and vertical surfaces within reach (such as desks, table and cabinet tops, and credenzas) without disturbing papers or accessories on desks.

4.	Damp mop spills, leaving floor in a clean, steak free condition.

5.	Spot clean carpets as needed, removing gum and other foreign substances.

6.	Vacuum all carpeted traffic aisles, offices, classrooms, conference and cubicle areas.

7.	Vacuum and clean all tenant lunchroom/coffee kitchen/eating areas. Spot clean tables,

8.	Restock lunchroom/coffee kitchen/eating areas with paper towels.

9.	Properly arrange all furniture and reading material.

E.     Stairways and Elevators

1.	Police stairwells, removing debris as needed.

2.	Spot clean doors and al walls (especially stairway walls.)

3.	Vacuum all carpets and area rugs.

4.	Clean and shine elevator tracks.

F.     Other Services

1.	Police outside by entries.

2.	Keep janitor closets neat and orderly.

3.	Leave on only designated lights.

4.	Inform Lincoln Properties of any problems notices (i.e., lights burned out, dispensers broken, door handles broken, etc.) within 24 hours.

G.     Exterior of Building

1.	Empty exterior trash receptacles and clean cigarette ash urns where applicable.

THREE TIMES PER WEEK

A.     Entrance Lobby

1.	Sweep and damp mop entire hard surfaced flooring, replacing all furniture to its original position when completed.

ONE TIME PER WEEK

A.     Lobbies, Entries and Hallways

1.	Clean stairwell glass leaving a bright streak free condition.

2.	Brush and clean door thresholds as needed.

3.	Buff hard surface floors, if needed, so as to enable them to present the best possible appearance.

4.	Dust all window ledges and flat surfaces within reach.

5.	Dust vents, diffusers and grills.

6.	Vacuum all upholstered furniture.

7.	Dust all high partition ledges, moldings, window ledges, baseboards and low ledges.

B.     Stairways and Elevators

1.	Vacuum carpeted stairs and landings.

2.	Police and remove all waste and debris.

3.	Spot clean carpet as needed, removing gum and other foreign substances.

4.	Dust handrails, door frames, ledges and other flat surfaces within reach.

5.	Dust all vents, diffusers and grills.

6.	Dust all high partition ledges, moldings, window ledges, baseboards and low ledges.

C.     Office Areas

1.	Spot clean smudges and handprints from walls, doors and light switches.

2.	Sweep and damp mop all hard surface floors, leaving in a clean, streak free condition.

3.	Damp wipe telephone using a disinfectant.

4.	Dust chair bases and other low ledges.

5.	Dust all window ledges and other flat surfaces within reach.

6.	Dust vents, diffusers and grills.

7.	Vacuum all upholstered furniture.

8.	Dust all high partition ledges, moldings, window ledges, baseboards and low ledges.

D.     Restrooms

1.	Dust all horizontal surfaces within reach.

E.     Exterior of Building

1.	Sweep all exterior stairways and landings.

ONE TIME PER MONTH

A.     Lobbies, Entries and Hallways

2.	Vacuum edges along baseboards and interior of elevators.

3.	Spot clean smudges and scuffs from baseboards as needed.

4.	Dust mini blinds.

B.     Stairways and Elevators

1.	Dust handrails.

2.	Spot clean doors and wall surfaces within reach.

3.	Vacuum edges of carpets and concrete along baseboards where upright vacuum cleaner will not reach.

4.	Vacuum edges of cement stairwells.

ONE TIME PER QUARTER

A.     Lobbies, Entries and Hallways (Common Areas of Building)

1.	Strip wax, scrub and wax tile floors once every three months (four times per year).

B.     Restrooms

1.	Strip wax, scrub and wax tile floors once every three months (four times per year).

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